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                                                                  EXECUTION COPY

                      AGREEMENT AND PLAN OF REORGANIZATION

                              DATED MARCH 31, 1998

                                     BETWEEN

                        TENSOR, INC., A TEXAS CORPORATION
                                   ("SELLER")

                                       AND

                    ALLIEDSIGNAL INC., A DELAWARE CORPORATION
                                  ("PURCHASER")






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                                TABLE OF CONTENTS

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                                                                                          Page
1.      CLOSING..............................................................................1

2.      PURCHASE AND SALE....................................................................1
        2.1    Purchase and Sale.............................................................1
        2.2    Excluded Assets...............................................................3
        2.3    Transfer of Title to the Assets...............................................4
        2.4    C Reorganization..............................................................4

3.      PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION.................................5
        3.1    Initial Purchase Price........................................................5
        3.2    Post-Closing Adjustment.......................................................6
        3.3    Final Adjustment..............................................................7
        3.4    Maximum Shares to be Issued...................................................7
        3.5    Non-Assignment................................................................8

4.      ASSUMPTION OF LIABILITIES AND OBLIGATIONS............................................8
        4.1    Assumption of Certain Liabilities and Obligations by Purchaser................8
        4.2    Excluded Liabilities..........................................................8

5.      PENSION AND EMPLOYEE MATTERS........................................................10
        5.1    Scope of Section.............................................................10
        5.2    Employment Status............................................................10
        5.3    Retiree Benefits.............................................................11
        5.4    Employee Benefit Plans.......................................................11
        5.5    Welfare Plans................................................................12
        5.6    Other Compensation...........................................................12
        5.7    Severance....................................................................12
        5.8    Health Care Continuation Coverage............................................12
        5.9    Purchaser Incentive Bonus Plan...............................................13
        5.10   Purchaser's Stock Bonus Plan for Certain Transferred Employees...............13
        5.11   Pre-existing Patent Royalty Obligations......................................14
        5.12   Employment Taxes.............................................................14

6.      REPRESENTATIONS AND WARRANTIES OF SELLER............................................15
        6.1    Corporate Status.............................................................15
        6.2    Authority....................................................................15
        6.3    No Conflict..................................................................15
        6.4    Financial Statements.........................................................15

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
        6.5    Shareholder and Subsidiaries.................................................16
        6.6    Real Property................................................................16
        6.7    Personal Property............................................................16
        6.8    Inventory....................................................................17
        6.9    Accounts Receivable..........................................................17
        6.10   Title to Personal Property...................................................17
        6.11   Contracts....................................................................17
        6.12   Patents and Technology; Trademarks...........................................19
        6.13   Litigation, Claims and Proceedings...........................................20
        6.14   Environmental Conditions.....................................................21
        6.15   Permits and Licenses.........................................................23
        6.16   Compliance with Law..........................................................23
        6.17   Consents.....................................................................23
        6.18   Labor and Employment Matters.................................................24
        6.19   Employee Benefits............................................................24
        6.20   Health and Safety Conditions.................................................26
        6.21   Bank Accounts................................................................27
        6.22   Customers and Suppliers......................................................27
        6.23   Insurance....................................................................28
        6.24   Oral Contracts...............................................................28
        6.25   Taxes........................................................................28
        6.26   Business Conduct.............................................................29
        6.27   Undisclosed Liabilities......................................................30
        6.28   No Material Adverse Change...................................................30
        6.29   Finder's Fee.................................................................31
        6.30   Full Disclosure..............................................................31
        6.31   [Reserved]...................................................................31
        6.32   Warranty Claims..............................................................31
        6.33   Product Liability............................................................31
        6.34   Related Party Transactions...................................................32
        6.35   Investment Purposes..........................................................32
        6.36   Developmental Products.......................................................32
        6.37   C Reorganization.............................................................32
        6.38   No Other Warranties and Representations......................................33

7.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................................33
        7.1    Due Organization.............................................................33
        7.2    Authority....................................................................33
        7.3    Compliance with Law..........................................................33
        7.4    No Conflict..................................................................33
        7.5    Finder's Fee.................................................................34
        7.6    Voting Rights of Purchaser Stock.............................................34
        7.7    Open Market Purchases........................................................34

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
        7.8    C Reorganization.............................................................34
        7.9    Full Disclosure..............................................................35
        7.10   Consents.....................................................................35

8.      PRE-CLOSING COVENANTS...............................................................35
        8.1    Conduct of Business..........................................................35
        8.2    Access to Records and Properties - Confidentiality...........................37
        8.3    Consents.....................................................................37
        8.4    Public Announcements.........................................................37
        8.5    Title Insurance..............................................................38
        8.6    Purchaser Actions............................................................38
        8.7    Filings......................................................................38

9.      CONDITIONS TO OBLIGATIONS OF PURCHASER..............................................38
        9.1    Injunctions..................................................................38
        9.2    Continuation and Truth of Representations and Warranties.....................38
        9.3    Fulfillment of Covenants.....................................................38
        9.4    Certificates of Seller.......................................................39
        9.5    Documents....................................................................39
        9.6    Consents.....................................................................39
        9.7    Opinion of Counsel to Seller.................................................39
        9.8    H-R-A Act Waiting Periods....................................................39
        9.9    No Material Adverse Change...................................................39
        9.10   Key Employees................................................................39
        9.11   Covenants Not to Compete.....................................................39

10.     CONDITIONS TO OBLIGATIONS OF SELLER.................................................40
        10.1   Injunction...................................................................40
        10.2   Continuation and Truth of Representations and Warranties.....................40
        10.3   Fulfillment of Covenants.....................................................40
        10.4   Certificates of Purchaser....................................................40
        10.5   Opinion of Counsel to Purchaser..............................................41
        10.6   H-R-A Act Waiting Periods....................................................41
        10.7   No Material Adverse Change...................................................41
        10.8   Registration Rights Agreement................................................41

11.     TERMINATION; SURVIVAL...............................................................41
        11.1   Termination..................................................................41
        11.2   Survival.....................................................................41

12.     DOCUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING..................................41

13.     DOCUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING...............................43


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
14.     POST-CLOSING OBLIGATIONS............................................................44
        14.1   Covenant Not to Compete......................................................44
        14.2   Allocation of Taxes..........................................................44
        14.3   Further Assurances...........................................................45
        14.4   Reports; Access to Books and Records.........................................45
        14.5   Cooperation in Litigation....................................................45
        14.6   C Reorganization.............................................................45

15.     INDEMNIFICATION.....................................................................46
        15.1   Indemnification by Seller....................................................46
        15.2   Indemnification by Purchaser.................................................46
        15.3   Limitations on Liability.....................................................47
        15.4   Survival.....................................................................48
        15.5   Indemnification Procedure....................................................48
        15.6   Dispute Resolution...........................................................50
        15.7   Shareholders of Seller not Liable to Purchaser...............................53

16.     SECURITIES LAW MATTERS..............................................................54
        16.1   Regulation D Disclosure Materials............................................54
        16.2.  Shareholder Meeting..........................................................54

17.     MISCELLANEOUS.......................................................................54
        17.1   Expenses.....................................................................54
        17.2   Bulk Sales...................................................................54
        17.3   Assignability................................................................54
        17.4   Binding Effect...............................................................54
        17.5   Notices......................................................................54
        17.6   Counterparts.................................................................55
        17.7   Schedules and Exhibits.......................................................55
        17.8   Governing Law and Forum......................................................56
        17.9   Definitions..................................................................56
        17.10  Headings.....................................................................58
        17.11  Amendment....................................................................58
        17.12  Entire Agreement.............................................................58
        17.13  Waivers......................................................................58
        17.14  Third Party Rights...........................................................58
        17.15  Severability.................................................................58
        17.16  Construction.................................................................58
        17.17  Rounding of Share Amounts....................................................58

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                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION is made this 31st day of
March, 1998, between TENSOR, INC., a Texas corporation ("SELLER") and
ALLIEDSIGNAL INC., a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

        WHEREAS, Seller, its subsidiaries Quality Drilling Technology, Inc., a
Texas corporation ("QDT"), Quantum Solutions, Inc., a California corporation
("QSI"), and Magrange, Inc., a Texas corporation ("MAGRANGE") (collectively, the
"SUBSIDIARIES"), are engaged in the business of researching, developing, manufacturing, marketing, distributing and selling drilling tools using downhole navigation technology (the "BUSINESS").

        WHEREAS, Seller desires to sell and Purchaser desires to purchase all of the tangible and intangible assets of Seller and the Subsidiaries utilized in the conduct of the Business except for certain assets, rights, interests or properties described in the Excluded Assets Schedule attached hereto (the
"EXCLUDED ASSETS").

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller and Purchaser hereby agree as follows:

1. CLOSING. The Closing of the transactions contemplated under this Agreement (the "CLOSING") shall take place at the offices of Locke Purnell Rain
Harrell, located at Austin, Texas effective at the commencement of business on the fifth business day following the date on which all conditions in Sections 9 and 10 shall have been fulfilled or waived, or at such other place and on such other date as the parties may mutually agree. (The time and date on which the Closing occurs hereinafter is referred to as the "CLOSING DATE.")

2.      PURCHASE AND SALE.

        2.1 PURCHASE AND SALE. Subject to the terms and conditions contained herein, at the Closing, Seller shall (and shall cause the Subsidiaries to) sell, convey, transfer, assign and deliver to Purchaser and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to all of the assets owned by Seller or any Subsidiary and used or held for use in the Business, except for the Excluded Assets, with such changes, deletions or additions occurring between the respective dates of the Schedules and Exhibits attached hereto and the Closing Date consistent with the terms and conditions of this Agreement (the "ASSETS"), including without limitation all right, title and interest of Seller to the following:



AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 1





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               (a) all real property owned by Seller or any Subsidiary and used or held for use in the Business (including all buildings, improvements and structures located thereon and all appurtenances belonging thereto) listed in the Real Property Schedule attached hereto (the "REAL PROPERTY");

               (b) all fixtures, furnishings, furniture, office equipment and supplies, vehicles, tools, machinery and equipment, and other tangible personal property, including construction-in-progress, owned by Seller or any Subsidiary and used or held for use in the Business, substantially all of which with a book value in excess of $10,000 are listed in the Personal Property Schedule attached hereto (the "PERSONAL PROPERTY");

               (c) all quantities of inventory, including raw materials, work-in-process, finished goods, owned by Seller or any Subsidiary and used or held for use in the Business (the inventory to be transferred to Purchaser is hereinafter called the "INVENTORY");

               (d) all transferable patents, patent applications and patent rights to inventions owned by Seller or any Subsidiary and used or held for use in the Business, including but not limited to those listed in the Patents and Technology Schedule attached hereto (the "PATENTS"); all transferable patent and/or technology licenses and immunity from suit agreements between Seller and third parties used or held for use in or otherwise directly affecting the Business, including but not limited to those listed in the Patents and Technology Schedule (the "PATENT AND TECHNOLOGY LICENSES"); all other transferable intellectual property (except that property as set forth in Clause
(e) below), including, without limitation, processes, products, apparatus, formulas, trade secrets, know-how, discoveries, inventions, and design, manufacturing, engineering and other technical information owned by Seller or any Subsidiary and used or held for use in the Business, including but not limited to those listed in the Patents and Technology Schedule (the
"TECHNOLOGY"); and all notebooks, records, reports and data relating to the Technology; all patents, patent applications, patent and/or technology licenses and other intellectual property that are non-transferable are listed and designated as such on the Patents and Technology Schedule;

               (e) all transferable trademarks, trade names and service marks, and registrations and applications therefor, owned by Seller or any Subsidiary and used or held for use in the Business, including but not limited to those listed in the Trademarks and Copyrights Schedule attached hereto (the
"TRADEMARKS"); all transferable trademark license agreements used or held for use in the Business, including but not limited to those listed in the Trademarks and Copyrights Schedule (the "TRADEMARK LICENSES"); and all transferable copyrights, and registrations and applications therefor, owned by Seller or any Subsidiary and used or held for use in the Business, including but not limited to those listed in the Trademarks and Copyrights Schedule (the "COPYRIGHTS");
all trademarks, trade names, service marks, license agreements and copyrights that are non-transferable are listed and designated as such on the Trademarks and Copyrights Schedule;


AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 2





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               (f) all transferable contracts, agreements, arrangements and/or commitments relating to the Business or the Assets listed in the Contracts
Schedule attached hereto or which are not required pursuant to Section 6.11 to be listed therein (the "CONTRACTS"); all non-transferable Contracts are listed and designated as such on the Contracts Schedule;

               (g) all accounts receivable of any nature whatsoever, relating to the Business or the Assets, whether recorded or unrecorded (the accounts receivable to be transferred to Purchaser are hereinafter called the "ACCOUNTS
RECEIVABLE");

               (h) all customer and vendor lists relating to the Business, all files and documents (including credit information) relating to customers and vendors of the Business; and all production data, equipment maintenance data, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, business plans, reference catalogs and any other data and records used in connection with the Business;

               (i) all transferable governmental and other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations used or held for use in the Business including, but not limited to those listed in the Permits and Licenses Schedule attached hereto; all non-transferable permits, licenses and certificates are listed and designated as such on the Permits and Licenses Schedule;

               (j) all prepaid expenses and utility deposits relating to the Business;

               (k) all rights of Seller pursuant to any express or implied warranties, representations or guarantees made by suppliers furnishing goods or services to Seller;

               (l) all other assets, rights, interests and properties of Seller, used or held for use in the Business; provided, however, if such other assets, rights, interests and properties are not described in the Schedules hereto and are required to be so described, Purchaser shall have the option not to accept them;

               (m) all cash held by Seller and/or its Subsidiaries, including all bank accounts, certificates of deposit or other financial instruments and/or accounts, exclusive of cash in the amount of $1,500,000.00 (the "RETAINED
CASH"), which shall be retained by Seller, which retention shall be reflected on the Closing Balance Sheet (defined below), subject to the provisions of Section
3.3.

        2.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained in this Agreement, the Excluded Assets listed on the Excluded Assets Schedule, are not intended to be sold, assigned, transferred or conveyed to Purchaser hereunder, and Purchaser shall accept no responsibility for the Excluded Assets except as set forth herein.



AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 3





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        The following provisions shall be applicable to those certain Excluded
Assets described below:

        (a) Subject to the provisions of Section 3.3, Seller shall be entitled to retain the Retained Cash as an Excluded Asset.

        (b) Those certain Sales Agreements (the "ASFAHL AGREEMENTS") between
Seller or any Subsidiary and Charles M. Asfahl, dba C.M. Asfahl Agency
("ASFAHL") shall be deemed an Excluded Asset.

        (c) The corporate minute book, stock transfer records, and other documents and records of Seller and the Subsidiaries that are not related to the Business shall be deemed Excluded Assets.

        (d) In the event any of Seller's shareholders exercises his or her rights to dissent to the transactions that are the subject of this Agreement pursuant to Part Five of the Texas Business Corporation Act ("TBCA"), Purchaser and Seller agree that in addition to the Excluded Assets described in this
Section 2.2 and listed on the Excluded Assets Schedule, Seller shall retain for the purpose of purchasing the shares of any dissenting shareholder(s), and defraying the related expenses, additional cash (the "DISSENTER'S FUND") in an amount equal to the percentage of issued and outstanding shares of stock of the Seller owned by the dissenting shareholder(s) multiplied by the Initial Purchase
Price, plus an additional one hundred percent of such amount, and the Adjusted
Purchase Price shall be decreased by such amount. After completion of the procedures for dissent by shareholders to corporate actions pursuant to TBCA
Article 5.12, but in no event later than the fourth anniversary of the Closing, Seller shall remit to Purchaser any portion of the Dissenter's Fund that has not been expended. The Adjusted Purchase Price shall be increased by the amount of such remittance and any such increase shall be paid by the delivery to Seller
(or Seller's shareholders as designated by Seller) within thirty (30) days after such remittance of additional shares of issued and outstanding Purchaser Stock with a Market Value equal to the remittance.

        2.3 TRANSFER OF TITLE TO THE ASSETS. Seller shall sell, assign, convey, transfer and deliver the Assets to Purchaser at the Closing by means of deeds, bills of sale, assignments, endorsements, certificates and such other instruments of transfer and conveyance as shall be necessary or appropriate to vest good and indefeasible title to the Assets in Purchaser, free and clear of any liens, charges and encumbrances (except for those covenants, easements, restrictions and other matters of record affecting title to the Real Property as set forth on the Real Property Schedule.) Title to the Assets of the Subsidiaries shall be transferred to Seller by liquidation of the Subsidiaries and distribution to Seller, or merger of the Subsidiaries into Seller, prior to Closing, and Seller shall then transfer title to such Assets to Purchaser at Closing pursuant to this Section 2.3.

        2.4 C REORGANIZATION. The parties intend and agree that the transactions contemplated herein will qualify as a "C Reorganization" as provided in Internal
Revenue Code ("CODE") Section 368(a)(1)(C) and the Treasury Regulations and
Internal Revenue Service ("IRS") rulings promulgated thereunder. This agreement contains the operative provisions of the Plan of


AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 4





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Reorganization. Accordingly, under this Agreement, Seller will transfer substantially all of its assets to Purchaser in exchange for the Purchaser
Stock, as more particularly detailed under the terms of this Agreement, which will be followed by Seller's distribution of the Purchaser Stock to Seller's shareholders in a complete liquidation of Seller. In all respects, the terms and provisions of this Agreement will be interpreted in such a manner that is consistent with the requirements for qualification as a C Reorganization, to the extent that such interpretation does not change the economics, the risk of loss, or the material structure of the transactions contemplated hereby. Purchaser and Seller also agree to cooperate in amending the terms and provisions of this Agreement to the extent the same may be required to qualify the transactions contemplated herein as a C Reorganization to the extent that such amendments do not change the economics, the risk of loss, or the material structure of the transactions contemplated herein.

3.      PAYMENT AND ADJUSTMENT OF PURCHASE PRICE; ALLOCATION.

        3.1    INITIAL PURCHASE PRICE.

               (a) The initial purchase price to be paid by Purchaser for the Assets (the "INITIAL PURCHASE PRICE") shall be $43,867,000, subject to adjustment as hereinafter set forth in Section 3.2, which shall be payable in issued and outstanding shares of Purchaser's common stock (the "PURCHASER
STOCK").

               (b) At the Closing, Purchaser shall issue in the name of Seller's shareholders or a nominee for such shareholders as directed by Seller that number of shares of the Purchaser Stock as shall have a Market Value of $43,867,000. For purposes of this Agreement, the "MARKET VALUE" of the Purchaser
Stock shall be equal to the average closing price of a share of the Purchaser
Stock on the New York Stock Exchange for the forty (40) trading days ending five
(5) days before the Closing Date, and as adjusted thereafter to compensate for any stock split or similar event. Certificates representing all of the shares of Purchaser Stock issued hereunder shall be delivered to Seller's shareholders at Closing, except for that number of shares having an aggregate Market Value of $4,700,000 (the "HOLDBACK SHARES"). For purposes of any transaction involving the Holdback Shares pursuant to this Agreement or the Escrow Agreement (defined below), the value of the Holdback Shares shall be deemed to be equal to the Market Value. The Holdback Shares shall be issued in the name of a nominee for the benefit of Seller's shareholders and will be placed in escrow in accordance with the "ESCROW AGREEMENT" (herein so called) attached hereto as Exhibit 4, and shall serve as security for the post-Closing adjustment pursuant to Section 3.2 and for Seller's indemnification pursuant to Section 15.1. The Holdback Shares, less such number of Holdback Shares with a Market Value equal to amounts owed by Seller to Purchaser pursuant to Section 3.2 and Section 15.1, will be released to the nominee for Seller's shareholders or, at such nominee's direction, Seller's shareholders eighteen (18) months from the Closing Date in accordance with the Escrow Agreement. Seller's shareholders shall be entitled to receive any dividends paid or declared with respect to the Holdback Shares and shall be entitled to full voting rights with respect to such Holdback Shares during the time they are subject to the Escrow Agreement, but shall not receive dividends



AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 5





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or have voting rights with respect to Holdback Shares from and after the date any such Holdback Shares are released to Purchaser.

        3.2    POST-CLOSING ADJUSTMENT.

               (a) The Initial Purchase Price shall be adjusted by the amount, if any, by which the Net Book Value (defined below) of Seller on the Closing
Date (the "FINAL NET BOOK VALUE") is greater or less than the Net Book Value as of September 30, 1997 (the "INITIAL NET BOOK VALUE"). "NET BOOK VALUE" means the net worth of Seller as determined in accordance with Generally Accepted
Accounting Principles in the United States consistently applied ("GAAP"). The
Initial Purchase Price as adjusted pursuant to this Section 3.2(a) hereinafter shall be referred to as the "ADJUSTED PURCHASE PRICE."

               (b) A balance sheet of Seller as of the Closing Date (the
"CLOSING BALANCE SHEET") shall be jointly prepared by Purchaser and Seller in accordance with GAAP applied consistently with GAAP as utilized in preparing the balance sheet as of September 30, 1997, prepared by Seller, and attached as
Exhibit 1 (the "INITIAL BALANCE SHEET").

               (c) Not later than ninety days (90) after the Closing Date, Seller and Purchaser will complete the Closing Balance Sheet, which will show the Final Net Book Value and which will not include any Excluded Assets or Excluded Liabilities. Seller will give Purchaser access to Seller's books and records not included in the Assets to the extent reasonably requested by Purchaser for purposes of joint preparation of the proposed Closing Balance
Sheet and will assist Purchaser and its representatives in the preparation of the proposed Closing Balance Sheet. Purchaser and Seller shall conduct a joint physical inventory count as of the Closing. If the parties cannot agree on the proposed Closing Balance Sheet, any disputes not resolved by Seller and Purchaser within one hundred and twenty (120) days after the Closing will be resolved by an accounting firm mutually acceptable to both parties or, in the absence of agreement within fifteen (15) days, by a "big-six" accounting firm selected by lot after eliminating Purchaser's and Seller's principal outside accountants (in either case, the "FIRM"). The Firm shall make a determination on the disputes so submitted, using such investigative and other means as the Firm deems appropriate, as well as such modifications, if any, to the Closing Balance
Sheet and the Final Net Book Value as reflect such determination and the same shall be conclusive and binding upon the parties. The Firm's determination shall not exceed the amount proposed by Seller nor fall below the amount proposed by Purchaser for the Final Net Book Value. The fees and expenses of the Firm shall be shared equally by and invoiced separately to Seller and Purchaser.

               (d) Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to either or both parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submittal of such briefs, the parties shall submit simultaneous reply briefs (with a copy to the other party). The Firm shall render its decision resolving all disputes within thirty (30) days after submittal of the reply briefs.

AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 6







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If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable before the expiration of such latter thirty (30) day period, and the parties shall promptly respond with a view to minimizing any delay in the decision date.

               (e) Any adjustment required hereunder shall be payable as follows:

                      (i) If the Final Net Book Value is less than the Initial
Net Book Value, then the Initial Purchase Price shall be reduced dollar-for-dollar for the difference and the number of shares of Purchaser Stock payable to Seller shall be reduced accordingly, based on the Market Value of the shares. Such reduction shall be applied to the Holdback Shares in accordance with the Escrow Agreement or shall be paid by Seller to the extent that the reduction exceeds the value of the then remaining Holdback Shares.

                      (ii) If the Final Net Book Value is greater than the
Initial Net Book Value, then the Initial Purchase Price shall be increased dollar-for-dollar for the difference and the number of shares of Purchaser Stock payable to Seller shall be increased accordingly, based on the Market Value of the shares. In the event of such an increase, Purchaser shall, within 45 days of the determination of the Adjusted Purchase Price, issue and deliver share certificates to Seller's shareholders in the percentages directed by Seller representing the additional shares of Purchaser Stock payable hereunder.
Seller's shareholders shall be deemed to be shareholders of record of such additional shares of Purchaser Stock as of the Closing Date. No shares to be issued to Seller's shareholders pursuant to this paragraph shall become Holdback
Shares.

               (f) The purpose of this Section 3.2 is to determine the purchase price to be paid by Purchaser under this Agreement. Accordingly, any determination pursuant to subparagraph 3.2 (c) above made by the Firm shall not be deemed to be an Indemnification by either Seller or Purchaser, as the case may be, pursuant to Section 15, nor subject to the limitation on indemnities set forth in Section 15.3 hereof.

        3.3 FINAL ADJUSTMENT. The Adjusted Purchase Price shall be further adjusted as follows: On the second anniversary of the Closing Date, Seller shall remit to Purchaser any portion of the Retained Cash that has not been expended before that date. The Adjusted Purchase Price shall be increased by the amount of such remittance, and any such increase shall be paid by the delivery to Seller (or Seller's shareholders as designated by Seller) within thirty (30) days after such remittance of additional shares of issued and outstanding
Purchaser Stock with a Market Value equal to the remittance. This adjustment shall be in addition to any adjustment made pursuant to the remittance of the remaining Dissenter's Fund as provided in Section 2.2(d).

        3.4 MAXIMUM SHARES TO BE ISSUED. In no event shall the total number of shares of Purchaser Stock to be issued pursuant to Sections 2.2(d), 3.2 and 3.3 hereof, plus any shares issued pursuant to the Registration Rights Agreement as a result of Purchaser's delay in registering the Purchaser Stock, exceed 600,000 shares.


AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 7







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



        3.5 NON-ASSIGNMENT. The rights of Seller and Seller's shareholders to receive additional shares of Purchaser Stock pursuant to Sections 2.2(d), 3.2 and 3.3, and pursuant to the Registration Rights Agreement as a result of Purchaser's delay in registering the Purchaser Stock, are non-assignable.

4.      ASSUMPTION OF LIABILITIES AND OBLIGATIONS.

        4.1 ASSUMPTION OF CERTAIN LIABILITIES AND OBLIGATIONS BY PURCHASER.
Upon, from and after the Closing Date, and except for the Excluded Liabilities
(defined below), Purchaser shall, without any further responsibility or liability of, or recourse to, Seller, or any of its directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors, or assigns, absolutely and irrevocably assume, promise to pay, and be liable and responsible solely for the following liabilities and obligations of Seller (the "ASSUMED LIABILITIES"):

               (a) The liabilities outstanding as of the Closing Date, as subsequently accrued or reserved for on the Closing Balance Sheet (including but not limited to liability for Taxes accrued as of the Closing Date).

               (b) Seller's obligations to fill purchase orders received from its customers to the extent such orders are unfilled on the Closing Date. To the extent that any purchase order exceeds $100,000 it is set forth on the Purchase
Order Schedule and Purchaser will not assume any purchase order exceeding
$100,000 that is not so scheduled.

               (c) Seller's obligations to purchase or pay for goods and services incurred, contracted for, or ordered through the Closing Date.

               (d) Seller's obligations and liabilities relating to periods on or after the Closing Date under the Contracts listed in the Contracts Schedule and Real Property Schedule attached hereto. Purchaser will not assume any Contract with an obligation exceeding $100,000 that is not listed on the Contracts Schedule.

               (e) Seller's obligations to perform warranty repairs on products of Seller.

               (f) Seller's obligations to pay commissions to Asfahl to the extent accrued or reserved for on the Closing Balance Sheet.

               (g) All other obligations of Seller assumed by Purchaser pursuant to any other provision of this Agreement.

        4.2 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, and except as otherwise provided in this Agreement, Seller shall, without any responsibility or liability of, or recourse to Purchaser or any of its directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors, or assigns, absolutely and irrevocably retain any and all


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PLAN OF REORGANIZATION                                                    PAGE 8






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

liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller arising out of (a) the ownership, use or possession of the Assets, or the operation or conduct of the Business, prior to the Closing Date (the "EXCLUDED LIABILITIES"). The Excluded Liabilities shall include, but not be limited to:

               (a) all litigation and claims described in the Schedules to this Agreement or hereafter commenced based on the acts or omissions of Seller or the Subsidiaries or the condition of the Assets prior to the Closing Date;

               (b) any patent infringement claims, or product liability claims with respect to any products shipped by Seller prior to the Closing Date;

               (c) any claims asserted against Seller, any Subsidiary, or Purchaser arising from the spilling, leaking, pumping, pouring, emitting, emptying, discharging, releasing, injecting, escaping, leaching, dumping, disposing, storing or placing materials or substances into, or otherwise causing damage to the environment based on acts or omissions of Seller prior to the Closing Date, and any claims asserted against Seller, any Subsidiary, or Purchaser under any federal, state or local statute, regulation or ordinance in any way related to the protection of the environment based on acts or omissions of Seller prior to the Closing Date;

               (d) except as otherwise provided in Article 5, all liabilities or obligations of any nature to any of Seller's employees or former employees or consultants or former consultants, including those employed or formerly employed or engaged in the Business by Seller or the Subsidiaries, including without limitation workers compensation, disability and medical benefits payable as a matter of law, contract or pursuant to benefit programs or otherwise with respect to any injury, illness or medical conditions arising out of events or exposures prior to the Closing Date, any retiree and inactive employee benefits described in Section 5.3, any wages, commissions, vacations, severance pay or other benefits under Seller's Plans (defined below) with respect to any employee, beneficiary, former employee or retiree of Seller;

               (e) any and all liabilities to the extent not accrued or reserved for on the Closing Balance Sheet, except as otherwise expressly provided in
Section 4.1.

               (f) any Taxes, except to the extent accrued for in the Closing
Balance Sheet;

               (g) the liabilities described in the Other Excluded Liabilities
Schedule attached hereto;

               (h) any design defect claims with respect to any product units shipped prior to the Closing Date;


AGREEMENT AND
PLAN OF REORGANIZATION                                                    PAGE 9






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


               (i) any product warranty claims with respect to any product units shipped prior to the Closing Date, except that Purchaser expressly agrees to make repairs to such products; or

               (j) unless otherwise specifically agreed by Seller, any obligation that would fail to be treated as a "liability" for purposes of
Section 368(a)(1)(C) of the Code.

5.      PENSION AND EMPLOYEE MATTERS.

        5.1 SCOPE OF SECTION. This Article 5 contains the covenants and agreements of the parties with respect to (a) the status of employment of the employees of Seller or the Subsidiaries employed in the Business upon the sale of the Business to Purchaser ("EMPLOYEES"), and (b) employee benefit plans.
Nothing herein expressed or implied confers upon any Employee or former employee of Seller or the Subsidiaries any rights or remedies of any nature or kind whatsoever under or by reason of this Article 5, including, without limitation, any rights of employment by Purchaser or any of Purchaser's affiliates for a specific period or any additional rights under or with respect to any benefit plans or policies.

        5.2 EMPLOYMENT STATUS. Effective as of the Closing Date, Purchaser shall offer full-time employment to those Employees who are actively employed in the Business on the Closing Date and listed on the Labor and Benefits Schedule. It is agreed that employees on medical disability or other leaves of absence related to pregnancy or disability shall be shown on the Labor and Benefits
Schedule in a separate category; and if these employees would have been entitled to be rehired upon the termination of their disability or pregnancy leave under the terms and conditions of the Americans with Disabilities Act (or any other law requiring reemployment under certain circumstances), then Purchaser shall assume the same responsibilities that Seller would have had under the applicable laws. That is, if Seller would have been obligated to have made a reasonable accommodation in rehiring these individuals, then Purchaser shall stand in the shoes of Seller for this purpose. Employees whose employment has terminated or will terminate prior to the Closing Date are not to be considered actively employed. Seller agrees to use reasonable efforts to encourage its Employees to become employees of Purchaser as of the Closing Date, which reasonable efforts shall include affording Purchaser reasonable opportunities to review employment and personnel records of Employees, to discuss with Employees terms and conditions of employment with Purchaser as of the Closing Date and to distribute to the Transferred Employees (defined below) forms and documents relating to employment with Purchaser. Unless required by law, Purchaser shall have no obligation to offer employment to or hire Employees not actively employed in the Business on the Closing Date or not listed on the Labor and Benefits Schedule.
Employees who accept Purchaser's offer of employment are hereinafter collectively called "TRANSFERRED EMPLOYEES." Seller shall deliver to Purchaser as of the Closing Date all personnel files and records relating to Transferred
Employees. To employees offered employment, Purchaser shall offer benefits substantially similar those it offers its former Bendix employees in Torrance, California, which such benefits are specifically set forth on the Transferred
Employee Benefits Schedule. Purchaser shall raise the base salaries (as listed in the Labor and Benefits Schedule) and/or provide a one-time bonus to all


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PLAN OF REORGANIZATION                                                   PAGE 10






Transferred Employees effective as of the Closing Date, in the amounts set forth on the Transferred Employee Benefits Schedule.

        5.3 RETIREE BENEFITS. Seller and the Subsidiaries shall retain responsibility for and provide any benefit to persons who are in retirement status and beneficiaries of persons who were receiving any benefits as of the Closing Date. With respect to former employees or the beneficiaries of former employees who are either exercising their rights to continuation health care coverage under COBRA (defined below) or who are entitled to exercise a right to continuation of health care coverage under COBRA as of the Closing Date, Purchaser shall accept responsibility for providing this health care coverage, providing notice to those employees identified by Seller in the Labor and Benefits Schedule who are eligible for COBRA continuation health care coverage, and meeting the requirements of the law for providing notice (if such notice has not already been given) and continuation coverage under Purchaser's health plan. Provided that nothing herein shall change the ability of Purchaser to require that the said former employees pay for such health care coverage in accordance with the provisions of COBRA.

        5.4    EMPLOYEE BENEFIT PLANS.

               (a) Effective on the Closing Date, each Transferred Employee shall cease to be an active participant in Seller's Plans (defined below) and shall become eligible to participate in the benefit plans, policies and arrangements of Purchaser subject to the terms and conditions of this Agreement and of such plans, policies and arrangements. Except as otherwise specifically provided herein, Purchaser assumes no liability or obligation with respect to, and receives no right or interest in, any of Seller's Plans.

               (b) Each such plan is described on the Transferred Employee Benefits Schedule. Purchaser shall grant to each Transferred Employee credit for his or her service with Seller or any Subsidiary prior to the Closing Date for purposes of participation eligibility, vesting, retirement eligibility, and benefit accrual under any "employee pension benefit plan" maintained by Purchaser and for determining "months of participation" under the AlliedSignal Savings Plan or the AlliedSignal Thrift Plan. For purposes of this paragraph, each Transferred Employee's service with QSI, whether before or after QSI became a Subsidiary of Seller, shall be considered "service with Seller."

               (c) Purchaser shall take such action as is necessary to assume the Tensor, Inc. Money Purchase Pension Plan as of the Closing Date.

               (d) Seller shall take such action as is necessary to terminate the Seller's Profit Sharing Plan within 30 days after the Closing Date and shall within 30 days after such termination submit such plan to the IRS for a favorable determination letter upon its termination. Subject to receipt of a favorable IRS determination and applicable law, Seller's employees participating in such plan shall be entitled to (i) take a distribution from the plan subject to any Tax withholding and penalty applicable to such distribution, (ii) transfer their accounts to the applicable Purchaser savings



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PLAN OF REORGANIZATION                                                   PAGE 11
plan as a rollover contribution, or (iii) transfer their account to an Individual Retirement Account (IRA).

        5.5 WELFARE PLANS. Seller shall remain solely responsible for all claims incurred by any Employee or Transferred Employee under any of Seller's "employee welfare benefit plans," as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on or before the Closing Date, whether or not such claims have been submitted prior to the Closing Date, and Purchaser shall have no liability for any such claims incurred.

        5.6 OTHER COMPENSATION. All accrued but unpaid holiday, vacation, sick pay, wages, salaries, and bonuses of any Transferred Employee shall be paid by Seller prior to the Closing Date, and Purchaser shall have no liability or obligation for any such pay to any Transferred Employee.

        5.7    SEVERANCE.

               (a) Seller shall pay and be solely liable for and shall indemnify and hold Purchaser harmless for all obligation, cost or expense for severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Seller's Plans (defined below), policies or arrangements.

               (b) Purchaser shall pay and be solely liable for and shall indemnify and hold Seller harmless for all obligation, cost or expense for (a) severance pay, termination indemnity pay, salary continuation, special bonuses or like compensation under Purchaser's plans, policies or arrangements and (b) liability under the Worker Adjustment and Retraining Notification Act, arising from, relating to or claimed by reason of actions required by this Agreement or which result from or relate to actions taken or omissions by Purchaser.

        5.8 HEALTH CARE CONTINUATION COVERAGE. Seller shall pay and be solely liable for and shall indemnify and hold Purchaser harmless from and against and in respect of any and all losses, damages, liabilities, Taxes, and sanctions that arise under Section 4980B of the Code, interest and penalties, and costs and expenses (including, without limitation, disbursements and reasonable legal fees incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) imposed upon, incurred by, or assessed against Purchaser arising by reason of or relating to any failure of Seller to comply with the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA which failure occurred with respect to any current or prior Employee or any qualified beneficiary of such Employee (as defined in Section 4980B(g)(l) of the Code) prior to the Closing Date. Provided however, this indemnity and hold harmless does not include those former Employees or the qualified beneficiaries of those former Employees of Seller identified on the Labor and Benefits Schedule who have exercised their COBRA (defined below) rights and whose continuation health care coverage has been assumed by Purchaser or are entitled to exercise such rights as of the Closing Date. In the event that a former employee was not afforded proper notice of his/her rights to continuation health




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 12
care coverage pursuant to the terms of COBRA and part of the correction of failure to give notice is to offer a new notice and allow the former Employee or any qualified beneficiary of such employee to exercise the right to health care continuation coverage, then Purchaser shall cooperate with Seller and offer such continuation health care coverage, at Purchaser's expense, to the affected Employees or the qualified beneficiaries of such employees in order to mitigate the potential costs and losses to Seller.

        5.9 PURCHASER INCENTIVE BONUS PLAN. Purchaser shall establish a performance incentive bonus plan for the benefit of all Transferred Employees, including the "KEY EMPLOYEES" identified on the Transferred Employee Benefits Schedule. Under such plan, each Transferred Employee shall be eligible for a bonus within a target range of 20% to 35% of base annual compensation upon meeting certain performance goals to be established by Purchaser, which performance goals are listed and specifically set forth on the Transferred Employee Benefits Schedule. The plan shall continue in effect for three years following the Closing Date for all Transferred Employees. Following this three year period, Purchaser shall have the option to terminate the plan provided that it increases the then base annual compensation of all plan participants by 15%, which increase shall be separate from and in addition to any other increases granted pursuant to this Agreement. Purchaser employees hired after Closing to work in the business previously conducted by Seller shall participate in such plan in the sole discretion of Purchaser.

        5.10 PURCHASER'S STOCK BONUS PLAN FOR CERTAIN TRANSFERRED EMPLOYEES. Immediately after the Closing, to provide an enhanced level of compensation to Transferred Employees for services to be rendered by them to Purchaser and to provide those Transferred Employees with an incentive to continue their employment with Purchaser, Purchaser will set aside a sufficient number of shares of Purchaser's common stock to be valued at $3,133,000 based on Market Value (the "BONUS SHARES") to be used in a nonqualified stock bonus plan for certain Transferred Employees in amounts set forth on the Employee Stock Bonus Schedule. Purchaser's nonqualified stock bonus plan shall provide that the Bonus Shares shall be paid out in two equal installments and that the first installment and the second installment of the Bonus Shares will be paid by Purchaser in Purchaser Stock that has been fully registered on Form S-8 and is tradable on the New York Stock Exchange, or cash, at Purchaser's option, on the first and second anniversaries of the Closing, respectively. A Transferred Employee who is employed by Purchaser on an installment date or becomes disabled before that installment date or who is terminated for no reason or for reasons other than cause before that installment date and the beneficiaries of the estate of any Transferred Employee who dies before that installment date shall otherwise be entitled to receive the Transferred Employee's full share of that installment and any subsequent installments. A Transferred Employee who retires, voluntarily terminates employment or is terminated for cause shall forfeit any bonus not yet payable as of the date of such Transferred Employee's termination. Any bonus that lapses for any reason shall be retained by Purchaser; provided, however, that if any portion of Philip Walters' bonus lapses, the amount of such lapsed bonus shall be placed in escrow by Purchaser for a four year period from the date of lapse or until such date as Walters provides Purchaser with a written release of any such claims, whichever occurs earlier, and, if not used to pay any claim by Walters related to such bonus, shall be shared among the remaining employees in proportion to the amounts due to each of the remaining employees on the respective payment dates.


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PLAN OF REORGANIZATION                                                   PAGE 13

               Payments will be "grossed up" by an additional cash payment to cover the federal and state income taxes due on the bonus amounts using an assumed effective federal income tax rate of 35% and an assumed effective state income tax rate (for those employees that are subject to state income tax) of 5%.

               Any dividend declared or paid on the Bonus Shares from the Closing Date to the date of payment to the Transferred Employees shall become a part of the Bonus Shares. Except as set forth above, in order to receive any installment of the Purchaser bonus, a Transferred Employee must be an employee of Purchaser at the time of payment.

        5.11 PRE-EXISTING PATENT ROYALTY OBLIGATIONS. Purchaser will assume and continue any agreements between Seller and its employees set forth on the Labor and Benefits Schedule for the payment of royalties on Patents issued prior to Closing. All employee rights in Patents issued subsequent to the Closing Date shall be governed by Purchaser's policies regarding employee generated patents.

        5.12   EMPLOYMENT TAXES.

               (a) Seller hereby acknowledges that for FICA and FUTA purposes, Purchaser qualifies as a successor employer with respect to the Transferred Employees. In connection with the foregoing, the parties agree to follow the "Alternate Procedures" set forth in section 5 of Revenue Procedure 96-60 1996-2 C.B. 399. Seller and Purchaser understand that Purchaser shall assume Seller's entire obligation to furnish a Form W-2, Wage and Tax Statement to the Transferred Employees for the entire year in which the Closing Date occurs. Purchaser shall, pursuant to Revenue Procedure 96-60 retain the responsibility for furnishing the said Form W-2 to those employees who are not retained by, or who do not accept employment with, Purchaser.

               (b) In addition to all personnel files and records relating to Transferred Employees that Seller shall deliver to Purchaser when their employment commences with Purchaser as otherwise required by this Agreement, Seller shall timely provide Purchaser with any and all other information it needs to properly comply with federal and state employment Tax requirements, which in no event shall be more than 10 business days from the date of a written request for such information.

               (c) Seller will permit Purchaser to apply for a transfer of the rating account of Seller and each of the Subsidiaries with respect to the Business. With respect to Seller and each of the Subsidiaries, Seller shall deliver to Purchaser within 5 business days from the date hereof copies of (i) Form 940, Employer's Annual Federal Unemployment Tax Returns for 1996 and 1997,
(ii) state unemployment Tax rate notices for 1996 and 1997, and (iii) benefit change statements that itemize claims charged against the state account of Seller and each of the Subsidiaries in each state in which the Business is operated for the four most recent calendar quarters.




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PLAN OF REORGANIZATION                                                   PAGE 14





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6.      REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller represents and warrants to Purchaser as follows:

        6.1 CORPORATE STATUS. Seller is a corporation duly organized, validly existing and in good standing under the laws of Texas. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Each of Seller and the Subsidiaries is duly qualified to transact business as a foreign corporation in those jurisdictions where required to be so qualified. Each of Seller and the Subsidiaries has full corporate power and authority to conduct the Business as it has been and is now being conducted.

        6.2 AUTHORITY. Except for obtaining the approval of the board of directors and the shareholders of Seller and the Subsidiaries to the transactions contemplated hereby, no other corporate action must be taken to make this Agreement and all other agreements, instruments and documents to be executed and delivered hereunder, valid and legally binding upon Seller and the Subsidiaries in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights.

        6.3 NO CONFLICT. The consummation of the transactions contemplated by this Agreement and all other agreements, instruments and documents to be delivered hereunder will not result in the breach of any term or provision of the Articles of Incorporation or Bylaws of Seller or any of the Subsidiaries, except as disclosed on the Consents Schedule, or result in the breach of any term or provision of, or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under or result in a violation of, any agreement, contract, instrument, order, judgment or decree, or result in any lien, third-party right of termination, cancellation, or acceleration of any obligation under any agreement or other instrument of any kind to which Seller or any of the Subsidiaries is a party. Except as disclosed on the Patents and Technology Schedule, neither Seller nor any of the Subsidiaries is a party to or bound by any agreement that restricts or purports to restrict the ability of any of them to engage in the Business in any location currently engaged in by Seller or the Subsidiaries.

        6.4 FINANCIAL STATEMENTS. Exhibit 1 sets forth true and complete copies of:

               (a) the Initial Balance Sheet and related statements of income and cash flow of the Business for the six (6) month period ended September 30, 1997, and

               (b) the balance sheets of the Business for the fiscal years ended March 31, 1994, March 31, 1995, March 31, 1996 and March 31, 1997, and the
related statements of income and cash flow for each year then ended.

The Initial Balance Sheet contained in Exhibit 1 presents fairly the financial position of the Business as of the respective date thereof in conformity with GAAP consistently applied throughout the



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PLAN OF REORGANIZATION                                                   PAGE 15
periods covered thereby. Each of the income statements and statements of cash flow and changes in financial position are not in accordance with GAAP, but accurately present the information set forth therein.

        6.5 SHAREHOLDER AND SUBSIDIARIES. Seller directly or indirectly owns 100% of the issued and outstanding capital stock of each of the Subsidiaries.

        6.6 REAL PROPERTY. The Real Property Schedule lists all of the Real Property (a) owned or leased by Seller and (b) owned or leased by one of the Subsidiaries and used or held for use in the operation of the Business as it is currently being operated, including all easements, rights of way, and other appurtenant rights, and, as to Owned Real Property (defined below), sets forth all easements, covenants, restrictions and other matters of record in the official public records of the county in which any Real Property is located. As to each particular parcel of Real Property, the Real Property Schedule identifies the entity owning or leasing the parcel. Seller or one of the Subsidiaries has good and indefeasible title to each parcel of Real Property listed on Part A of the Real Property Schedule (collectively, the "OWNED REAL PROPERTY") free and clear of all mortgages, liens, deeds of trust, security interests or other encumbrances (including without limitation third party leases or subleases, easements and rights of way), except (a) liens for Taxes and general and special assessments not yet due and payable or being contested in good faith by appropriate proceedings, or (b) such imperfections of title, easements, restrictions and encumbrances which are described in Part A of the Real Property Schedule and which do not materially interfere with the present use of any of the Owned Real Property or otherwise impair the operations of the Business in any material respect.

        Except as otherwise set forth in Part B of the Real Property Schedule, Seller or one of the Subsidiaries holds by valid and outstanding lease or sublease each Real Property interest listed on Part B of the Real Property Schedule (collectively, the "LEASED REAL PROPERTY"). The leases and subleases identified in Part B of the Real Property Schedule are in full force and effect and neither Seller nor the Subsidiaries has received written notice of any default thereunder, or has knowledge of any condition, event or circumstance which with notice or lapse of time, or both, would constitute a default thereunder. Seller's and the Subsidiaries' activities on the Owned Real Property are in compliance with applicable zoning regulations and Seller is not aware of any proposed changes in applicable zoning regulations that would materially adversely affect such activities.

        Except as specifically set forth herein, the Real Property will be conveyed to Purchaser "AS IS, WHERE IS" and "WITH ALL FAULTS."

        6.7 PERSONAL PROPERTY. The Personal Property Schedule contains a list of all items of Personal Property with a book value in excess of $10,000 that is used or held for use by Seller or one of the Subsidiaries in the operation of the Business and includes all items reflected in Net Plant and Equipment on the Initial Balance Sheet. As to each item of Personal Property listed, the name of the entity owning or leasing that item is also set forth. None of the Personal Property is in need of replacement, maintenance or repair, except for replacement, maintenance or repair in the ordinary course of business. Except as set forth in the Contracts Schedule attached hereto, all leases,



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PLAN OF REORGANIZATION                                                   PAGE 16
conditional sale contracts or licenses pursuant to which Seller may hold or use any interest owned or claimed in or to tangible personal property are in full force and effect and, with respect to the performance of Seller, Seller has received no written notice of default thereunder, and has no knowledge of any default, or event of default, or event, which with notice or lapse of time or both, constitutes a default.

        6.8 INVENTORY. The Initial Balance Sheet reflects all of the Inventory of Seller and the Subsidiaries which is used and held for use in the operation of the Business. The value of the Inventory shown on the Initial Balance Sheet has been established in accordance with GAAP consistently applied. Since the date of the Initial Balance Sheet, the Inventory has been maintained, and orders for Inventory items have been made, only in the ordinary course of business.

        6.9 ACCOUNTS RECEIVABLE. The Initial Balance Sheet reflects all of the Accounts Receivable of Seller and the Subsidiaries. All Accounts Receivable are bona fide, enforceable, and collectible in accordance with their terms (except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights), and are not subject to any claims, disputes or offsets. The Initial Balance Sheet and the Closing Balance Sheet will contain no reserve for uncollectible Accounts Receivable. Solely for the purposes of determining whether an Account Receivable proves to be collectible within the meaning of this Section 6.9, all receipts from a customer shall be deemed to have been applied to outstanding invoices in chronological order.

        6.10 TITLE TO PERSONAL PROPERTY. Except as otherwise set forth in this Agreement or in the Schedules hereto, Seller or one of the Subsidiaries has good and indefeasible title to all Personal Property, Inventory and Accounts Receivable, free and clear of all liens, deeds of trust, mortgages, contractual restrictions, security interests, claims and similar encumbrances, except: (a) liens for Taxes and general and special assessments not yet due and payable or being contested in good faith by appropriate proceedings; or (b) such imperfections of title, easements, restrictions and encumbrances which are disclosed in the Personal Property Schedule and which do not materially impair the operations of the Business.

        6.11 CONTRACTS. The Contracts Schedule attached hereto lists all written contracts (including purchase orders), written commitments and other written agreements of the Business which meet any of the following criteria:

               (a) involve future expenditures or receipts with respect to goods or services in connection with the Business having cash payments in excess of $10,000 annually; or

               (b) involve a lease, sublease, installment purchase or similar arrangement for the use of personal property in connection with the Business having cash payments in excess of $100,000 annually; or



AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 17





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


               (c) contain commitments of suretyship, guaranty or indemnification by Seller or any of the Subsidiaries in connection with the Business (except for guarantees, warranties and indemnities in connection with the sale of goods and/or services of the Business in the ordinary course of business); or

               (d) contain an indenture, mortgage, pledge, extension of credit (other than credit terms offered to customers in connection with the sale of goods and/or services of the Business in the ordinary course of business), or other financing commitment for the borrowing or lending of funds by or from Seller or its Subsidiaries from or to any person in connection with the Business or which is binding upon the Business or the Assets; or

               (e) create agency or distributorship relationships relating to the Business; or

               (f) are proposed to be transferred hereunder and will require consent to assign by any third party; or

               (g) involve confidentiality or secrecy relating to the Business.

        Except as otherwise indicated in the Contracts Schedule:

               (a) each of the Contracts is legal, valid and binding upon all parties thereto and enforceable against all parties thereto in accordance with its terms (except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to creditors' rights);

               (b) no party to any of the Contracts has been given or has given notice of default to any other party thereunder;

               (c) no condition exists which with notice or lapse of time or both would constitute a default under any Contract or cause any waiver of rights thereunder;

               (d) there is no reasonable basis for any claim against Seller with respect to any Contract relating to the Assets;

               (e) the transfer of the Assets to Purchaser pursuant to this Agreement will not cause a violation of or default under, and, except as set forth in the Consents Schedule, does not require the consent of any party to, any Contract; and

               (f) the Contracts are capable of being performed with the Assets being transferred hereunder or later acquired in the ordinary course of business.



AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 18





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



        6.12   PATENTS AND TECHNOLOGY; TRADEMARKS.

               (a) The Patents and Technology Schedule attached hereto lists with respect to the Business:

                      (i) all patents, patent applications, technical drawings and software owned by Seller or any Subsidiary and used or held for use by the Business;

                      (ii) all licenses and non-assertion rights granted to Seller or any Subsidiary by others for the practice of a patented invention and/or for the use of proprietary technology;

                      (iii) all licenses and non-assertion rights granted to others by Seller or any Subsidiary for the practice of a patented invention and/or for the use of proprietary technology;

                      (iv) all orders, decrees, judgments, claims, proceedings (including, for example, opposition, nullity, revocation or conflict proceedings), mortgages, liens or encumbrances or demands of any other person, pertaining to patents and/or proprietary technology since January 1, 1993 to the date of the Patents and Technology Schedule;

                      (v) all patents, patent applications and/or technology shared by Seller and its affiliates other than Subsidiaries;

                      (vi) all interferences pending before the United States Patent and Trademark offices;

                      (vii) all patent and/or technology settlement agreements in effect;

                      (viii) all joint or sponsored research or technology or development agreements having current obligations;

                      (ix) all consulting agreements relating to technical or business matters having current obligations; and

                      (x) all other contracts relating to intellectual property in effect or currently being negotiated.

        Except as disclosed in the Patents and Technology Schedule, the current conduct of the Business does not infringe (directly, indirectly, or contributorily), violate, conflict with or result in a misappropriation or unauthorized use of the intellectual property of any other person and there are no United States or other foreign patents or patent applications the claims of which prevent or would prevent Purchaser from operating the Business or the Assets as currently operated.


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PLAN OF REORGANIZATION                                                   PAGE 19





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


        Except as otherwise provided in this Agreement or in the Patents and Technology Schedule, all of the trade secrets, know-how, inventions, processes, manufacturing, engineering and other technical information used by Seller or the Subsidiaries are included in and are a part of the Technology or are in the public domain. The Patents and Technology Schedule accurately describes the owner of each of the patents. Except as set forth on the Patents and Technology Schedule, the patents are free and clear of any mortgages, liens, encumbrances and obligations to other persons of whatever kind and character, except as set forth in the Patents and Technology Schedule. Except as set forth in the Patents and Technology Schedule, there are no claims or demands of any other person, firm or corporation pertaining to any of the Patents, Technology or Patent and Technology Licenses, and no proceedings have been instituted, are pending, or are threatened which challenge any of Seller's or the Subsidiaries' rights in respect thereto, and none is subject to any outstanding order, decree, judgment or stipulation.

               (b) The Trademarks and Copyrights Schedule sets forth all registered trademarks, service marks, trade names and copyrights owned and/or used in the Business, all trademark license agreements or rights as licensee under trademark agreements, in each case duly noted as registered, or pending registration in the countries listed and any limitations on ownership, liens, or encumbrances, and claims, demands, infringements or proceedings which challenge these rights. Seller is the sole and exclusive owner, to the extent shown in the Trademarks and Copyrights Schedule, of each of the trademarks listed in the Trademarks and Copyrights Schedule, and the holder of the full record title to the trademark registrations listed in the Trademarks and Copyrights Schedule, and all the aforesaid are free and clear of any mortgages, liens and encumbrances to other persons of whatever kind and character, except as set forth in the Trademarks and Copyrights Schedule. Except as disclosed in the Trademarks and Copyrights Schedule, there are no claims or demands of any other person, firm or corporation pertaining to the aforesaid, and no proceedings have been instituted, are pending, or are threatened which challenge Seller's or the Subsidiaries' rights in respect thereto and none is subject to any outstanding order, decree, judgment or stipulation.

        6.13 LITIGATION, CLAIMS AND PROCEEDINGS. The Litigation Schedule attached hereto lists all civil fines, penalties, claims, actions, suits, administrative or arbitration proceedings or investigations and any final order, writ, judgment, injunction, decree, determination or other award of any court or any governmental agency, which is related to the Business or the Assets, from January 1, 1994 to the date hereof. Except as set forth in the Litigation Schedule, there are no judgments, orders, writs, or injunctions of any foreign, federal, state or local court or governmental authority, lawsuits, arbitrations, claims, governmental proceedings or notices of violation presently pending, or to Seller's or the Subsidiaries' knowledge, threatened, against Seller or the Subsidiaries, or by which Seller is bound, and which is related to the Business or the Assets. Except as otherwise provided in this Agreement, Purchaser shall have no liability with respect to any fines, penalties, claims, actions, suits, administration or arbitration proceedings relating to facts, circumstances or conditions existing or occurring before the Closing Date.



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PLAN OF REORGANIZATION                                                   PAGE 20





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



        6.14 ENVIRONMENTAL CONDITIONS. The Environmental Disclosure Schedule attached hereto sets forth the following information:

               (a) Map(s) showing the location of any current and former (i) landfills, surface impoundments, pits, ponds, lagoons, underground injection wells, waste piles, land treatment units and other land-based units used for the handling, treatment, recycling, reuse, storage and disposal (hereinafter, "MANAGEMENT") of wastes and (ii) all underground, in-ground or on-ground storage tanks, on property which has been or is currently owned by Seller or the Subsidiaries in connection with the Assets or the Business;

               (b) For any land-based units identified in Clause (a), identification of the time period used, type, frequency and volume of waste, method of waste Management, and whether, based on currently available information, there is any evidence of releases of pollutants or contaminants from such units onto the ground or subsurface or into groundwater or surface waters;

               (c) For any tanks identified in Clause (a), identification of the time period used, material being stored, status of compliance with applicable regulations and when and what tests, if any, have been conducted regarding tank integrity and test results, and whether, based on currently available information, there is any evidence of releases of material from such units onto the ground or subsurface or into groundwater or surface waters;

               (d) A list and description of any evidence of soil or groundwater contamination caused by Seller or the Subsidiaries on or migrating from property which has been or is currently owned by Seller or the Subsidiaries in connection with the Assets or the Business which is not addressed by Clauses (b) and (c);

               (e) A list of any sites to which wastes generated by Seller or the Subsidiaries from the property that has been or is currently owned or leased by Seller or the Subsidiaries have been sent for Management, the owner or operator of such off-site facilities, method of waste Management used, and time period of use;

               (f) Reports of releases (including continuous release reports) of hazardous or extremely hazardous substances, if any, occurring on or from the Real Property since January 1, 1986 and reported to the National Response Center, State Emergency Response Commission or Local Emergency Planning Committee pursuant to requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), or to any other foreign, federal, or federal governmental agency or authority;

               (g) A list and brief description of any known non-compliance, if any, occurring on or from facilities of the Business since January 1, 1986 with conditions of environmental permits, licenses or requirements of the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act or Section 6(e) of the Toxic Substances Control Act or similar foreign state or local





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PLAN OF REORGANIZATION                                                   PAGE 21





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

statutes, laws, ordinances, rules or regulations and reported to or identified by any governmental authority;

               (h) Reports of environmental audits of facilities, if any, currently owned by the Business conducted since January 1, 1986, audit reports and action plans;

               (i) A list and brief description of environmental claims, litigation and other legal proceedings (including notices of violation, citations, orders, consent orders, and administrative or judicial enforcement proceedings), if any, initiated since January 1, 1986 or currently pending in connection with the Business. This item includes all legal proceedings which have been concluded (e.g., a judgment or consent decree has been entered), if any, but pursuant to which work is on-going (e.g., a decree requiring remedial activity to be undertaken) or other obligations remain pending;

               (j) Any permits and licenses and pending applications for permits and licenses for facilities which are currently owned by the Business. For U.S. facilities, this item includes notifications to governmental agencies required by Sections 3010(a) (notice of hazardous waste activity) and 9002 (underground storage tanks) of RCRA and notices and reports required pursuant to Sections 302, 311, 312 and 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 ("SARA");

               (k) A list of any contracts involving the off-site transportation or Management of hazardous wastes generated by the Business since January 1, 1986;

               (l) Any CERCLA Section 104(e) requests for information, or requests under analogous state statutes and responses, correspondence and other communications relating thereto;

               (m) A list of any contracts involving the Management of hazardous wastes generated by the Business at facilities other than those currently owned or leased by the Business;

               (n) A list of any facilities currently owned or leased by the Business which are known by Seller to contain asbestos and a description of the location and condition of the asbestos, if such location and condition are known to Seller;

               (o) A list of any PCB Transformers, PCB-Contaminated Transformers and PCB Large High or Low Voltage Capacitors, as these terms are defined in 40 CFR 761 on facilities which are currently owned by the Business and annual documents required by 40 CFR 761.180 since 1986 for the Business' U.S. facilities;

        The information contained in the Environmental Disclosure Schedule is true, correct and complete in all material respects. Purchaser shall have no liability with respect to any environmental matter set forth in the Environmental Disclosure Schedule.




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 22





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

        Except as set forth in the Environmental Disclosure Schedule, the Business has been and currently is operated in compliance with all environmental requirements, there has been no discharge, emission, release, disposal, or exposure of employees to any hazardous material that exposes Seller or any Subsidiary to environmental damages, Seller and the Subsidiaries have all permits and licenses required under any environmental requirements and is in compliance with the terms and conditions of such permits and licenses and there is not pending, nor is there now, to Seller's or any of the Subsidiaries' knowledge, threatened, any suit, complaint, administrative action or other formal or informal administrative investigation or proceeding alleging that Seller or any of the Subsidiaries is in violation of foreign, federal, state or local environmental laws, rules or regulations in connection with the operation of the Business or that Seller or any of the Subsidiaries is a party responsible for remedial investigation or action in connection with the operation of the Business pursuant to any statutes, laws, ordinances, rules and regulations.

        6.15 PERMITS AND LICENSES. The Permits and Licenses Schedule attached hereto lists all governmental or other permits, licenses, approvals, certificates of inspection, and other authorizations which are issued to, held or used by Seller or any of the Subsidiaries in connection with the current operation of the Business, and any limitations thereto. Except as listed in the Permits and Licenses Schedule, Seller and the Subsidiaries have all governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations which are necessary to own and operate the Assets and to conduct the Business as it is presently being conducted. Neither Seller nor any of the Subsidiaries has received notice alleging that any other governmental or other permits, licenses, approvals, certificates of inspection, filings, franchises and other authorizations are required.

        6.16 COMPLIANCE WITH LAW. Except as otherwise disclosed in any of the Schedules hereto, neither Seller nor any of the Subsidiaries is in default under or in violation of any foreign, federal, state or local statutes, laws or regulations applicable to any of the Assets or to the operation of the Business nor has Seller nor any of the Subsidiaries received notice alleging any such defaults or violations or knowledge of any events or conditions which may constitute potential defaults or violations, except where the failure to so comply would not have a material adverse effect on the Business.

        6.17 CONSENTS. Except as set forth in Section 6.2 or the Consents Schedule attached hereto and as required by the H-R-A Act (defined below), no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary (a) to make this Agreement or any of the agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Seller or any of the Subsidiaries, or (b) for Seller or the Subsidiaries to consummate the transactions contemplated hereunder.



AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 23





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

        6.18 LABOR AND EMPLOYMENT MATTERS. There have been no union organizing efforts with respect to Seller or any Subsidiary (each, a "COMPANY") conducted within the last three years and there are none now being conducted with respect to any Company. The Companies have not at any time during the three years prior to the date of this Agreement had, nor is there now threatened, a strike, work stoppage, work slowdown or other material labor dispute with respect to or affecting the Business. Except as set forth on the Labor and Benefits Schedule,
(i) no employee of any Company is represented by any union or other labor organization; (ii) there is no charge or complaint, including any unfair labor practice charge or any claim of discrimination or claim of wrongful, illegal, unethical or retaliatory treatment or discharge, which is pending with any Governmental Entity or threatened against any Company relating to any of its employees; and (iii) other than in the ordinary course of business, there is no commitment or agreement to increase wages or modify the terms and conditions of employment of employees of any Company, however, the Company reserves the right to pay fiscal year end bonuses. Seller has provided Purchaser with copies of any collective bargaining agreement or other agreement with any union or other labor organization representing employees of any Company.

        6.19   EMPLOYEE BENEFITS.

               (a) Set forth on the Labor and Benefits Schedule is a true and complete list of the following:

                      (i) Separately by location, the names, job titles and current salary or wage rates of all employees of each Company and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 1997 calendar year;

                      (ii) Separately by location, the names, job titles and current salary or wage rates of all independent contractors, including any consultants, and leased employees, as defined in Section 414(n) of the Code, who perform services for a Company (accountants and attorneys are excluded); and

                      (iii) All of (x) the employee benefit plans, arrangements or policies (whether or not written, whether U.S. or foreign, and whether or not subject to ERISA), including, without limitation, any stock option, stock purchase, stock award, retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and (y) any employment, indemnification, consulting or severance agreement, under which any employee of former employee of a Company has any present or future right to benefits or under which a Company has any present or future liability (collectively, the "SELLER'S PLANS").




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 24





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               (b) Seller has made available to Purchaser a complete and current copy of each Seller's Plan document or a written description of any unwritten plan; any trust agreement or insurance contract related to a plan; the most recent employee handbooks, policies and statements of practices and, for each plan subject to ERISA, the most recent summary plan description, the most recent IRS determination letter for each plan intended to be Tax-qualified; and the two most recent (i) Forms 5500 and attached schedules and (ii) PBGC Forms 1 and, if applicable, Forms 1-ES.

               (c)    Except as set forth on the Labor and Benefits Schedule:

                      (i) No Seller's Plan covers employees other than employees or former employees of a Company. For the purpose of this subsection (i), an "employee" may include a "leased employee" (as that term is defined in Section 414(n) of the Code) in certain circumstances. Neither any Company nor any entity that is or was a member of a controlled group with, under common control with, or otherwise required to be aggregated with, any Company as set forth in Section 414(b), (c), (m) or (o) of the Code (an "Affiliate") has communicated to present or former employees of a Company, or formally adopted or authorized, any additional plan or any change in or termination of any existing plan, other than as required by this Agreement.

                      (ii) Each Seller's Plan has been operated and administered in accordance with its terms and, the applicable provisions of ERISA, the Code and other applicable Laws.

                      (iii) Each Seller's Plan which is a "group health plan" subject to the continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA") which is maintained by a Company or any of its Affiliates has, to the best knowledge of Seller, been operated and administered, in all material respects, in accordance with such requirements.

                      (iv) Each Seller's Plan subject to the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mother's Health Protection Act of 1996, or the Mental Health Parity Act of 1996 complies with the applicable requirements of such acts.

                      (v) Each Seller's Plan intended to be Tax-qualified under
Section 401(a) of the Code is a prototype plan; and such prototype plan has received a favorable determination letter from the IRS as to its Tax-qualified status under the Code. Except for amendments to the prototype plans that are required under the various income tax law changes enacted since 1994, and, to the best of Seller's knowledge, nothing has occurred since the date of such favorable determination letter which would have a material adverse effect on the qualified status of such Seller's Plan. Seller has not sought a determination letter on its own with respect to each such prototype plan on the basis that such action was not required for the prototype plans adopted by Seller.

                      (vi) All contributions and premiums required to have been paid under or with respect to any Seller's Plan have been timely paid.




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PLAN OF REORGANIZATION                                                   PAGE 25





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                      (vii) Each individual who is characterized by Seller as an independent contractor for purposes of income Tax withholding or employment or unemployment Taxes has been appropriately classified up to the Closing Date as an independent contractor under IRS Rev. Rul. 87-41 or Section 530 of the Revenue Act of 1978.

               (d) The Labor and Benefits Schedule identifies each Seller's Plan, if any, which provides health, life insurance or other welfare benefits to retired or other terminated employees of a Company other than continuation coverage required by COBRA.

               (e) With respect to any Seller's Plan, no actions, suits, claims or proceedings (other than claims for benefits) specific to any of Seller's Plans are pending and solely with respect to any Seller's Plan threatened and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits, claims or proceedings.

               (f) No Seller's Plan is currently under governmental investigation or audit, and, no such investigation or audit is contemplated or under consideration.

               (g) No event has occurred and no condition exists that could be reasonably expected to subject any Company or any Seller's Plan to any Tax, fine, penalty or other liability arising under, or with respect to, any Seller's Plan or any employee benefit plan of an Affiliate.

               (h) Seller does not have and has never maintained a defined benefit plan.

               (i) No Seller's Plan is a "multi-employer plan" within the meaning of Section 3(37)(A) of ERISA, and no Company has any outstanding liability with respect to any such plan (contingent or otherwise).

        6.20 HEALTH AND SAFETY CONDITIONS. The Health and Safety Conditions Schedule attached hereto lists the following with respect to the Business:

               (a) A list of material safety data sheets relating to the products of the Business and any chemical substances or mixtures used by the Business;

               (b) A list of product labels for the products of the Business;

               (c) summaries of corporate, group, divisional, or plant safety, health and TSCA audits relating to the Business and action plans for responding to audit findings since January 1, 1993 to the date of the Health and Safety Conditions Schedule, and audits conducted before such date if action plans have not been completed; and summaries of all reports, assessments, medical surveillance programs, surveys or analyses addressing the operational safety of facilities and/or activities (e.g., transportation) of the Business and/or hazards and risks including risk of episodic releases and impact of routine, continuous releases associated therewith, including but not limited to process risk surveys, operational safety surveys, air emissions modeling, and risk assessments;




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PLAN OF REORGANIZATION                                                   PAGE 26





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



               (d) a summary of toxicological studies conducted by or on behalf of the Business or with respect to the Assets;

               (e) industrial hygiene surveys in the files of Seller related to the Business or the Assets since January 1, 1993;

               (f) all OSHA Form 200s for the Business since January 1, 1993;

               (g) citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from governmental agencies on Health and Safety concerning the Business since January 1, 1986 or which are currently pending;

               (h) all current health and safety permits and licenses;

               (i) copies of reports, if any, of each OSHA, State OSHA or TSCA inspection concerning the Business since January 1, 1993;

               (j) copies of any submissions to EPA or other governmental bodies or agencies concerning the Business since January 1, 1993 with respect to any health and safety laws and copies of all records relating to such laws, including TSCA Sec. 8(a) and (c); and

               (k) copies of all TSCA Section 5 PMNs, notices of commencement of manufacture or import, or consent orders relating to the Business.

        The information contained in the documents listed in the Health and Safety Conditions Schedule is true, correct and complete in all material respects. Purchaser shall have no liability with respect to any matter set forth on the Health and Safety Conditions Schedule.

        Except for the facts set forth in the Health and Safety Conditions Schedule, the operation of the Business and the condition of the Assets are in compliance with all applicable federal, state and local occupational health and safety laws, rules and regulations.

        6.21 BANK ACCOUNTS. The Bank Account Schedule contains a complete list of all Bank Accounts used or held by Seller or the Subsidiaries for use in the Business and the authorized signatories associated therewith.

        6.22 CUSTOMERS AND SUPPLIERS. The Customers and Suppliers Schedule contains a current and complete list of all customers and suppliers of the Business since January 1, 1994. Neither Seller nor any Subsidiary has received any notice that any customer or supplier representing more than 1% of the sales or purchases made by the Business during the most recent fiscal year has ceased or will cease to do business with Seller or the Subsidiaries or has reduced or intends to reduce the level of its business with Seller or the Subsidiaries or has threatened to take any action against Seller or the Subsidiaries as a result of its business with them.




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 27





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


        6.23 INSURANCE. The Insurance Schedule lists all insurance policies in force with respect to the Business, including product liability and automobile liability, and all historical loss runs of workers compensation claims and general liability from January 1, 1994 to the present. Seller has made available to Purchaser true and correct copies of all such policies with riders or amendments thereto. Current period policies are in full force and effect, and all premiums currently due and payable thereon have been paid.

        6.24 ORAL CONTRACTS. Except for those arrangements disclosed as Oral Contracts on the Oral Contracts Schedule, there are no material oral contracts enforceable against Seller and/or its Subsidiaries.

        6.25   TAXES.

               (a) Seller and each of the Subsidiaries have (i) timely filed all returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of the Business or the Assets, (ii) paid to the appropriate Taxing Authority all Taxes that are shown to have come due pursuant to such returns or reports and (iii) paid to the appropriate Taxing Authority all other Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due.

               (b) All such returns or reports were complete and accurate in all material respects at the time of filing and do not contain a disclosure statement under Code Section 6662 (or any predecessor provision or comparable provision of any Law).

               (c) There are no unpaid Taxes with respect to any period ending on or before the Closing Date which are or could give rise to a lien on the Assets or the Business, except for current Taxes not yet due and payable.

               (d) Except as set forth on the Tax Schedule, there are no pending audits or, to the knowledge of Seller or any of the Subsidiaries threatened audits or assessments relating to Taxes with respect to the Business or the Assets. There is no unassessed Tax deficiency proposed or threatened against Seller or any of the Subsidiaries relating to or affecting the Assets or the Business, nor is any action or proceeding pending, or to the knowledge of Seller or any of the Subsidiaries threatened by any Taxing Authority for assessment, reassessment or collection of Taxes.

               (e) Neither Seller nor any Subsidiary is bound by any closing agreement or offer in compromise with any Taxing Authority. There are no requests for rulings or determinations in respect of Tax pending between Seller or any Subsidiary and any Taxing Authority.

               (f) Except as set forth on the Tax Schedule, none of the Assets
(i) is property that is required to be treated as owned by another person pursuant to the "safe harbor lease" provisions of former Code Section 168(f)(8),
(ii) is "Tax-exempt use property" within the meaning of Code





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PLAN OF REORGANIZATION                                                   PAGE 28





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

Section 168(h) or (iii) directly or indirectly secures any debt the interest on which is Tax-exempt under Code Section 103(a).

               (g) Neither Seller nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Seller or any Subsidiary, in the payment of any non-exempt "excess parachute payments" by Seller within the meaning of Code Section 280G.

               (h) Neither Seller nor any Subsidiary has agreed to make, or is required to make, any adjustment under Code Section 263A or 481(a) or any comparable provision of state or foreign Tax laws by reason of a change in accounting method or otherwise and neither Seller nor any Subsidiary has taken action which is not in accordance with past practice that could defer a liability for Taxes of Seller or any Subsidiary from any period prior to the Closing Date to any period on or after the Closing Date; except for ordinary and routine Code Section 263A inventory adjustments reflected in the federal income Tax returns of Seller.

               (h) The Tax Schedule contains a complete and accurate list of all jurisdictions to which any material Tax is properly payable by Seller or any Subsidiary.

               (i) "TAX" or "TAXES" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding on amounts paid to or by Seller, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of Seller or any Subsidiary for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of Seller or any Subsidiary for payments of such amounts was determined or taken into account with reference to the liability of any other, and (iii) liability of Seller or any Subsidiary for the payment of any amounts as a result of being party to any tax sharing agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               (j) Purchaser shall have no liability for Taxes relating to the Business prior to the Closing Date, except to the extent accrued for on the Closing Balance Sheet.

        6.26 BUSINESS CONDUCT. During the past five years neither Seller nor the Subsidiaries, nor any director, officer, employee or third party acting on behalf thereof, has, in violation of the laws of the United States or any other country:




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               (a) made any bribes, kickbacks or other payments, directly or indirectly, to any person or organization, or any representative thereof, to obtain favorable treatment in securing business or otherwise to obtain special concessions for the Business;

               (b) made any bribes, kickbacks or other payments, directly or indirectly, to or for the benefit of any governmental official, employee or agent, for the purpose of affecting his or her action or the action of the government that or she represents to obtain favorable treatment in securing business or to obtain special concessions for the Business;

               (c) made any unlawful political contributions on behalf of the Business; or

               (d) otherwise used corporate funds of Seller or the Subsidiaries for illegal purposes in connection with or on behalf of the Business.

        6.27 UNDISCLOSED LIABILITIES. There are no liabilities or obligations of the Business, either accrued, absolute, contingent or otherwise, except:

               (a) those reflected or otherwise provided for in the Initial Balance Sheet;

               (b) those arising subsequent to the date of the Initial Balance Sheet in the ordinary course of business, none of which would constitute a violation or breach of any condition or covenant in this Agreement;

               (c) those set forth in the Schedules attached hereto, as they may be amended at Closing; or

               (d) those not required to be set forth in the Schedules attached hereto because of an express exception contained in the Section requiring such Schedule.

        6.28 NO MATERIAL ADVERSE CHANGE. Since the date of the Initial Balance Sheet, except as otherwise set forth in this Agreement (including the Schedules attached hereto), there has not been:

               (a) any material adverse change in the financial condition or in the operations, business, prospects, properties or assets of Seller or of the Subsidiaries, or

               (b) any damage, destruction or loss to any of the properties or assets of Seller, whether or not covered by insurance, which has materially and adversely affected or impaired or which could reasonably be expected to materially and adversely affect or impair the ability of Seller to conduct the Business consistently with Seller's practice, or




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               (c) any labor trouble (including, without limitation, any
negotiation or request for negotiation, for any representation or any labor contract) or any event or condition of any character which has materially and adversely affected or which could reasonably be expected to materially and adversely affect or impair the Business.

        6.29 FINDER'S FEE. Seller has done nothing to cause Purchaser to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

        6.30 FULL DISCLOSURE. Each representation and warranty made or to be made by Seller pursuant to this Agreement is true, accurate and complete in all material respects. No representation or warranty of Seller in this Agreement or in any writing furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein contained in light of the circumstances not misleading.

        6.31   [RESERVED].

        6.32 WARRANTY CLAIMS. Seller has made available to Purchaser copies of the standard terms and conditions of sale, delivery or lease for each of Seller and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions) and, except as contained therein or as provided by law, there are no warranties, express or implied, written or oral, with respect to the products of the Business. Except for warranty and repair claims arising in the ordinary course of business, there is no existing or threatened claim against Seller or any Subsidiary for breach of any express or implied warranty (including, without limitation, the implied warranty of merchantability and fitness for a particular purpose) in connection with any product manufactured, sold, leased or delivered by Seller or any Subsidiary or finished goods in inventory. Except for warranty and repair claims arising in the ordinary course of business, each product manufactured, sold, leased or delivered by Seller or any Subsidiary has been manufactured, sold, leased, or delivered in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Seller or any Subsidiary has any liability, and there is no basis for any current or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, recall claim or demand against any of them giving rise to any liability for replacement or repair thereof or other damages in connection therewith. Except as may be provided by law, no product manufactured, sold, leased or delivered by Seller or any Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.

        6.33 PRODUCT LIABILITY. Except as set forth on the Litigation Schedule, there is no existing or, threatened claim, demand or cause of action asserted or brought by any individual or entity (including those in direct contractual relationship with Seller or any Subsidiary) for physical injury to or death of or property damage suffered by such Person or any other Person which was caused by any products manufactured and sold by Seller or any Subsidiary at any time prior to the date of this Agreement. Seller is not aware of any bases for such a claim, demand or cause of action. Except






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as otherwise provided in this Agreement, Purchaser shall have no liability with respect to any product liability matters arising prior to the Closing Date.

        6.34 RELATED PARTY TRANSACTIONS. No shareholder, employee, officer or director of Seller or any Subsidiary or member of his or her immediate family is indebted to Seller or any Subsidiary, nor is Seller or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such persons, except with respect to patent royalties as set forth in Section 5.11 and the Labor and Benefits Schedule. No member of the immediate family of any officer or director of Seller or any Subsidiary is directly interested in any contract of the Business.

        6.35 INVESTMENT PURPOSES. The Purchaser Stock is being acquired by Seller in a transaction intended to meet the requirements of Section 368(a)(1)(C) and 368(a)(2)(G) of the Code. Accordingly, Seller intends to transfer the Purchaser Stock to Seller's shareholders. Seller's shareholders will thereby acquire the Purchaser Stock for investment for their own accounts, respectively, and not with a view to, or for resale in connection with, any distribution of any part of such securities within the meaning of such terms as used in the Securities Act of 1933, as amended ("SECURITIES ACT"), and such securities will not be sold, transferred or otherwise disposed of without registration under the Securities Act or exemption therefrom. Seller has no present intention of selling, granting any participation in, or otherwise distributing the Purchaser Stock except in connection with a distribution to its stockholders. By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Purchaser Stock, except in connection with a distribution to its shareholders. Seller recognizes that the offering, sale and delivery of such securities has not been registered by Purchaser pursuant to the registration provisions of the Securities Act in reliance upon the availability of an exemption under the Securities Act which depends, in part, on Seller's representations contained herein.

        6.36 DEVELOPMENTAL PRODUCTS. The products listed on the Developmental Products Schedule ("DEVELOPMENTAL PRODUCTS") are transferred to Purchaser without any representation or warranty, including without limitation warranties of merchantability and fitness for a particular purpose, and Purchaser takes the Developmental Products "AS IS, WHERE IS AND WITH ALL FAULTS." For itself and its affiliates, successors, and assigns, Purchaser hereby waives any rights it may have or acquire to make any claim against Seller arising out of or relating to the Developmental Products or their performance or failure to perform, any Contract related to the Developmental Products (all of which Contracts are listed on the Contracts Schedule and are expressly assumed by Purchaser), or any damage the Developmental Products may cause to any third party after the Closing Date.

        6.37 C REORGANIZATION. Seller will not take any action that would be inconsistent with or fail to take any action that is reasonably necessary or appropriate to ensure, the qualification or treatment of the transactions contemplated herein as a C Reorganization.





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PLAN OF REORGANIZATION                                                   PAGE 32





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        6.38 NO OTHER WARRANTIES AND REPRESENTATIONS. Except as expressly set forth above in this Article Six, Seller makes no warranties or representations whatsoever concerning the Assets, the Business, or the transaction described in this Agreement. In particular, Seller makes no representations or warranties with respect to the results of operations of the Business or the Assets for any period on or after the Closing Date.

7.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

        Purchaser represents and warrants to Seller as follows:

        7.1 DUE ORGANIZATION. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and has all corporate power and authority to enter into and perform its obligations under this Agreement and all other agreements, instruments and documents to be delivered hereunder.

        7.2 AUTHORITY. Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents to be delivered hereunder have been duly and validly authorized by the board of directors of Purchaser. No other corporate action must be taken prior to Closing to make this Agreement, and all other agreements, instruments and documents to be executed and delivered hereunder valid and legally binding upon Purchaser in accordance with their respective terms, subject to general principles of equity and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similarly laws of general application relating to creditor's rights. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report by Purchaser under the H-R-A Act (defined below), (ii) such reports under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) and (iii) the requirements of any federal or state securities laws; all of which approvals will be obtained and requirements complied with by Purchaser on or prior to Closing Date.

        7.3 COMPLIANCE WITH LAW. Purchaser has complied with and is not in violation of applicable statutes, laws and regulations which would affect its ability to perform its respective obligations hereunder. There is no claim, suit, action, arbitration, administrative or other proceeding, or governmental investigation, pending, or to the best of Purchaser's knowledge, threatened against Purchaser affecting its ability to perform its obligations hereunder.

        7.4 NO CONFLICT. The consummation of the transactions contemplated by this Agreement and all other agreements, instruments and documents to be delivered hereunder will not result in the breach of any term or provision of the Articles of Incorporation or Bylaws of Purchaser or result in






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the breach of any term or provision of, or constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under or result in a violation of, any agreement, contract, instrument, order, judgment or decree, or result in any lien, third-party right of termination, cancellation, or acceleration of any obligation under any agreement or other instrument of any kind to which Purchaser is a party or by which it or any of its property is bound.

        7.5 FINDER'S FEE. Purchaser has done nothing to cause Seller to incur any liability to any party for any brokerage or finder's fee or agent's commission, or the like, in connection with this Agreement or any transaction provided for herein.

        7.6 VOTING RIGHTS OF PURCHASER STOCK. The shares of stock comprising the Purchaser Stock, Holdback Shares, and shares to be issued pursuant to Sections 2.2(d), 3.2 and 3.3 hereof, and shares issued pursuant to the Registration Rights Agreement as a result of purchaser's delay in registering the Purchaser Stock, shall be shares of the $1.00 par value common voting stock of Purchaser, which class of stock has the greatest voting rights of any class of Purchaser Stock.

        7.7 OPEN MARKET PURCHASES. Purchaser will be making open market and/or block purchases of Purchaser common stock during the period between the date hereof and the Closing Date. All such purchases shall comply with Rule 10b-18 under the Exchange Act.

        7.8    C REORGANIZATION.

               (a) To the best of Purchaser's knowledge in reliance on information provided by Seller, Purchaser will acquire as a result of the transactions contemplated herein at least ninety percent (90%) of the fair market value of the net assets of Seller and at least seventy percent (70%) of the fair market value of the gross assets held by Seller immediately prior to Closing. For purposes of this representation, amounts paid by Seller to dissenters, amounts paid by Seller to its shareholders who receive cash or other property, amounts paid in respect of Seller's expenses of reorganization, and all redemptions and distributions (except for regular, normal dividends) made by Seller immediately preceding the Closing will be included as assets of Seller held immediately prior to the Closing.

               (b) Purchaser has no plan or intention to reacquire any of its stock issued in the transactions contemplated herein.

               (c) Purchaser has no plan or intention to sell or otherwise dispose of any of the assets of Seller acquired in the transactions contemplated herein, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

               (d) Following the Closing, Purchaser will continue the historic business of Seller and the Subsidiaries or use a significant portion of Seller's and the Subsidiaries' historic business assets in a business.





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PLAN OF REORGANIZATION                                                   PAGE 34





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               (e) Purchaser will pay its expenses incurred in connection with the transactions contemplated herein.

               (f) There is no intercorporate indebtedness existing between Purchaser and Seller that was issued, acquired, or will be settled at a discount.

               (g) Purchaser is not an Investment Company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

               (h) Purchaser does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any stock of Seller.

               (i) Purchaser will not take any action that would be inconsistent with or fail to take any action that is reasonably necessary or appropriate to ensure, the qualification or treatment of the transactions contemplated herein as a C Reorganization.

        7.9 FULL DISCLOSURE. Each representation and warranty made or to be made by Purchaser pursuant to this Agreement is true, accurate and complete in all material respects. No representation or warranty of Purchaser in this Agreement or in any writing furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein contained in light of the circumstances not misleading.

        7.10 CONSENTS. Except as set forth in Section 7.2 or the Consents Schedule attached hereto and as required by the H-R-A Act (defined below), no action, approval, consent or authorization, including but not limited to any action, approval, consent or authorization by any third party, financial institution, governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary (a) to make this Agreement or any of the agreements or instruments to be executed and delivered pursuant hereto a legal, valid and binding obligation of Purchaser, or (b) for Purchaser to consummate the transactions contemplated hereunder.

8.      PRE-CLOSING COVENANTS.

        8.1 CONDUCT OF BUSINESS. During the period from the date hereof through the Closing Date, except as otherwise contemplated by this Agreement or as consented to in writing by Purchaser (which consent shall not be unreasonably withheld), Seller shall and shall cause the Subsidiaries to:

               (a) Conduct the Business and utilize the Assets in the ordinary and usual course and refrain from making capital expenditures exceeding in the aggregate $100,000;

               (b) Refrain from disclosing or entering into any license or agreement to disclose any Patents, Technology, Trademarks, or Copyrights;





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PLAN OF REORGANIZATION                                                   PAGE 35





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               (c) Refrain from transferring any of the Assets, except in the ordinary course of business;

               (d) Refrain from entering into any contract or other commitment except in the ordinary course of business and for a term not exceeding ninety
(90) days and involving a commitment to pay more than $100,000;

               (e) Continue to meet its contractual obligations and to pay its obligations as they mature in the ordinary course of business, except as contested in good faith and for which adequate reserves have been provided;

               (f) Use commercially reasonable efforts to maintain the Business intact as it is currently being operated, to retain the present employees, and to preserve the good relations of its suppliers, customers and others with whom it has business relations;

               (g) Maintain the Assets in good working order and repair, ordinary wear and tear excepted;

               (h) Maintain levels of inventory of the Business consistent with the past practice for the Business;

               (i) Maintain accounts payable of the Business at a level that is consistent with or below past practice for the Business;

               (j) Notify Purchaser of any material adverse change with respect to the condition of the Assets, the Assumed Liabilities, the Business, or the prospects for the Business;

               (k) Promptly deliver to Purchaser at the Closing Date, schedules showing any changed facts or circumstances from the matters disclosed in each of the Schedules in which Seller makes disclosures pursuant to Article 6, which could reasonably be expected to have a material adverse effect on the Business, each of which updated disclosures shall be subject to the terms and conditions of this Agreement as the same were in effect immediately prior to such disclosures and none of which disclosures shall be deemed to modify in any way the condition stated in Section 9.2 which is based solely upon such Schedules as set forth on the date of this Agreement;

               (l) Account for, make appropriate filings with respect to, and pay or accrue for all Taxes, assessments and other governmental charges relating to the Business or the Assets, except as contested in good faith and for which adequate reserves have been provided; and

               (m) Refrain from increasing the amount of compensation or benefits payable or available or to become payable or available to any Employee and, except as specifically contemplated herein, refrain from making or declaring any bonus payment to any Employee, except in the ordinary course of business or consistent with past practice.





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PLAN OF REORGANIZATION                                                   PAGE 36





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        8.2    ACCESS TO RECORDS AND PROPERTIES - CONFIDENTIALITY.

               (a) From the date hereof until the Closing Date or earlier termination of this Agreement, Seller will, and will cause the Subsidiaries to:

                      (i) provide Purchaser, its officers, counsel and other representatives with access to the facilities of the Business, its principal personnel and representatives, and such books and records pertaining to the Business as Purchaser may reasonably request, provided that Purchaser agrees that such access will be requested and exercised with due regard to minimizing interference with the operations of the Business;

                      (ii) furnish to Purchaser or its representatives such additional financial and operating data and other information relating to the Business as may be reasonably requested, to the extent that such access and disclosure would not violate the terms of any agreement to which Seller or any of the Subsidiaries is bound or any applicable law or regulation; and

                      (iii) make available to Purchaser for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation or contract with a third party.

               (b) Purchaser agrees to preserve the confidentiality of all information about Seller, its Subsidiaries, and the Business acquired by Purchaser in connection with this Agreement and the transactions contemplated hereby, except for such disclosures as are reasonably necessary to enable the attorneys, accountants and other consultants of Purchaser to effectively assist Purchaser in connection with its rights and obligations pursuant to this Agreement.

        8.3 CONSENTS. Seller and Purchaser will each promptly make any required filings (including responses to requests for additional information) with the Federal Trade Commission ("FTC") and U.S. Department of Justice ("DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-R-A ACT"). Seller will use best reasonable efforts to obtain the consents set forth in the Consents Schedule and the Contracts Schedule. The parties shall not consummate the transactions contemplated by this Agreement unless and until all applicable waiting periods under the H-R-A Act have expired or are otherwise terminated and shall use best reasonable efforts to demonstrate that such transactions should not be opposed by the FTC or DOJ and to contest applications for preliminary injunctions.

        8.4 PUBLIC ANNOUNCEMENTS. On and after the date hereof and through the Closing Date, Seller and Purchaser shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Seller nor Purchaser shall issue any press release or make any public statement prior to obtaining the other party's approval, except that no such approval shall be necessary to the extent disclosure may be required by law. Provided, however, in the event disclosure is required by law,






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PLAN OF REORGANIZATION                                                   PAGE 37





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the party obligated to make the disclosure shall provide the other party with notice that the disclosure will be made as soon as possible, but in no event later that five business days before the required disclosure is made.

        8.5 TITLE INSURANCE. Seller shall order, at its expense, title insurance binders or commitments, together with legible copies of all matters of record cited as requirements or as exceptions therein, to be issued by Chicago Title Insurance Corporation, or such other nationally recognized title insurance company licensed to do business in the states in which the Real Property is located and acceptable to Purchaser, evidencing title to those parcels of Real Property which Purchaser has designated as owned by Seller in the Real Property Schedule, to be in a condition required for the performance of this Agreement and agreeing to insure title for the amount of the current Tax appraisal for each designated parcel of Real Property.

        8.6 PURCHASER ACTIONS. Purchaser shall not, nor shall it permit any of its subsidiaries to, take any action that would or is reasonably likely to result (i) in any of its representations and warranties set forth in this Agreement being untrue as of the date made, or (ii) in any of the conditions to the Closing of the transactions contemplated by this Agreement not being satisfied.

        8.7 FILINGS. Purchaser shall promptly provide Seller copies of all filings made by Purchaser with any state or federal governmental entity in connection with this Agreement and the transactions contemplated hereby.

9.      CONDITIONS TO OBLIGATIONS OF PURCHASER.

        The consummation of the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions by Seller on or before the Closing Date, unless waived by Purchaser:

        9.1 INJUNCTIONS. No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect, the consummation of the transactions contemplated by this Agreement or Purchaser's ownership, use or enjoyment of the Business or any part thereof.

        9.2 CONTINUATION AND TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered to Purchaser pursuant hereto shall be complete, true and correct in all material respects on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

        9.3 FULFILLMENT OF COVENANTS. Seller shall have performed all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it prior to the Closing Date.





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PLAN OF REORGANIZATION                                                   PAGE 38





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        9.4 CERTIFICATES OF SELLER. Purchaser shall have received all certificates, instruments, agreements, and other documents to be delivered by Seller on or before the Closing Date pursuant to this Agreement.

        9.5 DOCUMENTS. All documents and instruments of transfer delivered to Purchaser at the Closing shall be in form and substance satisfactory to Purchaser, in Purchaser's reasonable judgment, and shall be legally sufficient to convey the Assets to Purchaser.

        9.6 CONSENTS. Seller shall have obtained and delivered to Purchaser all consents necessary for the consummation of the transactions contemplated hereunder, including satisfactory evidence that all consents disclosed in the Consents Schedule or the Contracts Schedule have been obtained.

        9.7 OPINION OF COUNSEL TO SELLER. Purchaser shall have been furnished with an opinion of counsel for Seller, dated as of the Closing Date, in the form of Exhibit 2 attached hereto.

        9.8 H-R-A ACT WAITING PERIODS. The waiting periods under the H-R-A Act applicable to the purchase of the Business shall have expired or otherwise been terminated without the threat or initiation of legal action by the FTC or the DOJ.

        9.9 NO MATERIAL ADVERSE CHANGE. There shall not have been any material and adverse change in the financial condition, results of operation or prospects of the Business, or in the condition of the Assets from the date hereof to the Closing Date.

        9.10 KEY EMPLOYEES. Each of the Key Employees who accepts continued employment with Purchaser shall enter into a "RETENTION LETTER" in the form of
Exhibit 5 hereto.

        9.11 COVENANTS NOT TO COMPETE. Seller shall have delivered to Purchaser the following:

               (a) The written agreements of George Roberts and Robert Waters providing that neither shall for a period of five (5) years from the Closing Date, engage in, invest in or provide advice to any business or sell any products which would compete in any way with the Business as currently conducted or solicit for employment or hire any person who was an employee of Seller, QDT, QSI, Magrange or Purchaser on the Closing Date or at any time during such five
(5) year period. This Section 9.11 shall not prohibit Roberts or Waters from owning the stock or other securities of any entity listed on any national or regional stock exchange or where securities are publicly traded through any national quotation system so long as Roberts or Waters, as the case may be, owns less than 5% of any class of that entities' securities and does not serve as an employee, officer or director of or independent contractor to, that entity. If Purchaser breaches the Registration Rights Agreement, in addition to whatever other remedies may be available to Roberts and Waters, Roberts and Waters shall be released from such covenants.





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               (b) A written agreement of (1) each shareholder employee of
Seller, other than George Roberts and Robert Waters, and (2) as a condition to their participation in the stock bonus plan pursuant to Section 5.10 hereof, each Key Employee who is not a shareholder of Seller, providing that such person, for a period of three years from the Closing Date, will not (i) engage in any business that competes with the business currently conducted by Seller or its Subsidiaries and (ii) solicit for employment or hire any employees of Seller, its Subsidiaries, or Purchaser; provided, however, if any Seller shareholder employee or employee receiving the minimum compensation set forth above is terminated for other than cause, the employee shall be released from such covenants. For purposes of this paragraph, "cause" shall mean (1) the conviction of such employee of a felony, (2) the willful violation by such employee of any law, rule, regulation or order of any governmental authority which exposes Purchaser to material civil or criminal penalties, (3) a material breach of any covenant or condition contained in such employees' employment contract, if any, (4) the willful failure or refusal by the employee to obey any proper direction of Purchaser's management, consistent with the employee's pre-Closing duties, or (5) willful under performance by such employee of his or her employment duties. For the purposes of this paragraph, "cause" shall not include termination of an employee because of his or her refusal to accept a position, transfer or a change in responsibilities that would require the employee to move or report to work in a location over fifty miles from his or her primary jobsite as of the Closing.

10.     CONDITIONS TO OBLIGATIONS OF SELLER.

        The consummation of the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions by Purchaser on or before the Closing Date, unless waived by Seller:

        10.1 INJUNCTION. No injunction or restraining order shall be in effect to forbid or enjoin, and no suit, action or proceeding shall be pending or threatened to prohibit, nullify or otherwise adversely affect, the consummation of the transactions contemplated by this Agreement.

        10.2 CONTINUATION AND TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser contained in this Agreement or in any certificates or documents delivered to Seller pursuant hereto shall be complete, true and correct on the Closing Date, as updated through the Closing Date with the same force and effect as though such representations and warranties, as updated, had been made on and as of the Closing Date.

        10.3 FULFILLMENT OF COVENANTS. Purchaser shall have performed all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by the Closing Date.

        10.4 CERTIFICATES OF PURCHASER. Seller shall have received all certificates, instruments, agreements and other documents to be delivered by Purchaser on or before the Closing Date pursuant to this Agreement.





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PLAN OF REORGANIZATION                                                   PAGE 40





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        10.5 OPINION OF COUNSEL TO PURCHASER. Seller shall have been furnished with an opinion of counsel for Purchaser, dated as of the Closing Date, in the form of Exhibit 3 attached hereto.

        10.6 H-R-A ACT WAITING PERIODS. The waiting periods under the H-R-A Act applicable to the purchase of the Business shall have expired or otherwise been terminated without the threat or initiation of legal action by the FTC or the DOJ.

        10.7 NO MATERIAL ADVERSE CHANGE. There shall not have been any material and adverse change in the financial condition, results of operation or prospects of Purchaser.

        10.8 REGISTRATION RIGHTS AGREEMENT. Seller, each of Seller's shareholders and Purchaser shall have entered into a Registration Rights Agreement, substantially in the form of Exhibit 6 attached hereto, providing Seller's shareholders with demand registration rights with respect to their Purchaser Stock, exercisable on the Closing Date.

11.     TERMINATION; SURVIVAL.

        11.1 TERMINATION. Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (a) by mutual consent of Purchaser and Seller upon express approval of their respective boards of directors; or

               (b) by Purchaser or Seller, if the transactions contemplated hereby are not consummated on or before June 1, 1998.

        11.2 SURVIVAL. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force and effect, and none of the parties hereto (nor their respective affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact, or other representatives) shall have any liability in respect of such termination, except for Purchaser's covenant's regarding confidentiality as set forth in Section 8.2(b).

12.     DOCUMENTS TO BE DELIVERED BY SELLER AT THE CLOSING.

        At the Closing, Seller shall deliver to Purchaser:

               (a) Certified copies of resolutions adopted by Seller and each of the Subsidiaries' Boards of Directors evidencing the authorizations described in
Section 6.2;

               (b) One executed and acknowledged Special Warranty Deed, in a form reasonably acceptable to the parties hereto, with respect to each parcel of Owned Real Property listed in Part A of the Real Property Schedule;



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               (c) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to the parties hereto, with respect to any rights appurtenant to the Owned Real Property listed in Part A of the Real Property Schedule which cannot be transferred by deed;

               (d) One executed Assignment and Assumption Agreement in a form reasonably acceptable to the parties hereto, with respect to each parcel of Leased Real Property listed in Part B of the Real Property Schedule;

               (e) Executed bills of sale or other appropriate instruments of transfer, in form reasonably acceptable to the parties hereto, with respect to all of the Personal Property, Inventory, Accounts Receivable and any other Assets owned by Seller or any Subsidiaries not transferred or assigned by any other documents or instrument described in this Section;

               (f) Executed and acknowledged Assignments, in recordable form and reasonably acceptable to Purchaser, sufficient to transfer title to the Patents listed as owned by Seller in the Patents and Technology Schedule;

               (g) Executed and acknowledged Assignments, in forms reasonably acceptable to the parties hereto, with respect to the Technology;

               (h) Executed copies of each Assignment and Assumption Agreement, in forms reasonably acceptable to the parties hereto, with respect to the assignable and assumable Patent and Technology Licenses granted to Seller by third parties and granted to third parties by Seller;

               (i) Executed and acknowledged Assignments, in forms reasonably acceptable to the parties hereto, with respect to the assumable and assignable Trademarks owned by Seller listed in the Trademarks and Copyrights Schedule;

               (j) Executed copies of Assignment and Assumption Agreements, in forms reasonably acceptable to the parties hereto, with respect to the assignable and assumable Trademark Licenses granted to Seller by third parties and granted third parties by Seller;

               (k) Executed and acknowledged Assignments, in forms reasonably acceptable to the parties hereto, with respect to the Copyrights owned by Seller listed in the Trademarks and Copyrights Schedule;

               (l) Executed Assignment and Assumption Agreements in a form reasonably acceptable to the parties hereto, with respect to the assignable and assumable Contracts to which Seller or any of the Subsidiaries is a party;

               (m) Executed documents of assignment or transfer in a form reasonably acceptable to the parties hereto, with respect to each of the transferable permits, licenses and authorizations listed in the Permits and Licenses Schedule;



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PLAN OF REORGANIZATION                                                   PAGE 42





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               (n) All consents listed in the Consents Schedule;

               (o) A certificate of an appropriate officer of Seller relating to the representations, warranties and covenants of Seller made herein as provided in Section 9.2 and 9.3;

               (p) The opinion of counsel for Seller in the form attached hereto as Exhibit 2;

               (q) Executed copies of all individual agreements containing covenants not to compete required pursuant to Section 14.1 hereof.

               (r) Copies of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit 6, executed by Purchaser, Seller and each of Seller's shareholders.

13.     DOCUMENTS TO BE DELIVERED BY PURCHASER AT THE CLOSING.

        At the Closing, Purchaser shall issue and deliver the stock certificates called for by Section 3.1 and shall execute where applicable and deliver to
Seller:

               (a) An undertaking of Purchaser whereby certain obligations are assumed by it in accordance with Section 4.1 hereof;

               (b) A certified copy of resolutions adopted by Purchaser's Board of Directors evidencing the authorizations described in Section 7.2;

               (c) A certificate of an appropriate officer of Purchaser relating to the representations, warranties and covenants made herein by Purchaser, as provided in Sections 10.2 and 10.3;

               (d) The opinion of counsel for Purchaser in the form attached hereto as Exhibit 3.

               (e) Executed Agreement of Purchaser to assume the Assumed Liabilities.

               (f) Executed Assignment and Assumption Agreements, in forms reasonably acceptable to the parties hereto, with respect to any rights appurtenant to the Owned Real Property listed in Part A of the Real Property Schedule which cannot be transferred by deed;

               (g) One executed Assignment and Assumption Agreement in a form reasonably acceptable to the parties hereto, with respect to each parcel of Leased Real Property listed in Part B of the Real Property Schedule;

               (h) Executed copies of each Assignment and Assumption Agreement, in forms reasonably acceptable to the parties hereto, with respect to the assumable and assignable Patent and Technology Licenses granted to Seller by third parties and granted to third parties by Seller;



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PLAN OF REORGANIZATION                                                   PAGE 43





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               (i) Executed copies of Assignment and Assumption Agreements, in forms reasonably acceptable to the parties hereto, with respect to the assumable and assignable Trademark Licenses granted to Seller by third parties and granted third parties by Seller;

               (j) Executed Assignment and Assumption Agreements in a form reasonably acceptable to the parties hereto, with respect to the assumable and assignable Contracts to which Seller or any of the Subsidiaries is a party; and

               (k) A copy of the Registration Rights Agreement substantially in the form attached hereto as Exhibit 6 that has been executed by Purchaser.

14.     POST-CLOSING OBLIGATIONS.

        14.1   COVENANT NOT TO COMPETE.

               (a) Seller agrees that Seller shall not, for a period of five (5) years from the Closing Date, engage in, invest in or provide advice to any business or sell any products which would compete in any way with the Business as currently conducted or solicit for employment or hire any person who was an employee of Seller, QDT, QSI, Magrange or Purchaser on the Closing Date or at any time during such five (5) year period.

        14.2   ALLOCATION OF TAXES.

               (a) Seller shall be responsible for, and shall pay (or accrue for the payment of), any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Assets prior to the Closing Date.

               (b) Purchaser shall be responsible for and shall pay any and all Taxes arising or resulting from the conduct of the Business or the ownership of the Assets on and after the Closing Date, excluding, without limitation, all Taxes arising or resulting from the sale of the Business and the Assets on the Closing Date pursuant to this Agreement.

               (c) All state, county or local real and personal property Tax or other similar ad valorem state, county or local Tax on the Assets for the then current calendar year or other current Tax period not yet due and payable shall be prorated as of the Closing Date. If the Closing Date occurs prior to the receipt by Seller of the Tax bill for the calendar year or other applicable tax period in which the Closing occurs, Purchaser and Seller shall prorate such Taxes for such calendar year or other applicable Tax period based upon the most recent ascertainable assessed values and applying the Tax rates for the previous calendar year or other applicable Tax period. Seller shall accrue or pay Seller's proportionate amount of such Taxes from the beginning of such calendar year or other applicable Tax period to the Closing Date, and Purchaser shall assume liability for all such Taxes accrued by Seller as of the Closing Date, on Seller's Closing Balance Sheet, as provided in




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Section 4.1(a). Further, Purchaser shall assume liability for and pay all Taxes prorated to Purchaser and all Taxes which otherwise are not yet due and payable as of the Closing Date.

               (d) Seller shall be responsible for all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties, interest or additions to Tax) incurred in connection with this Agreement (including any real property transfer Tax and any similar
Tax). Seller shall, at its own expense, file all necessary returns, reports and other documentation with respect to all such Taxes and fees.

               (e) Purchaser shall be responsible for all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties, interest or additions to Tax) incurred in connection with the issuance of the Purchaser Stock or any shares of the Purchaser Stock issued pursuant to this Agreement.

        14.3 FURTHER ASSURANCES. From time to time after the Closing, without further consideration, the parties shall cooperate with each other and shall execute and deliver instruments of transfer or assignment, or such other documents to the other party as such other party reasonably may request to evidence or perfect Purchaser's and Purchaser's subsidiaries' right, title and interest to the Assets, or the Seller's or Seller's shareholders' or Transferred Employees' right, title and interest to the Purchaser Stock or any shares of Purchaser securities issued pursuant to this Agreement, and otherwise carry out the transactions contemplated by this Agreement.

        14.4 REPORTS; ACCESS TO BOOKS AND RECORDS. After the Closing, Purchaser shall permit Seller to have reasonable access to and the right to make copies of such of Seller's and the Subsidiaries' books, records and files as constitute part of the Assets for any reasonable purpose of Seller, including but not limited to, use in litigation or financial reporting, Tax return preparation, or Tax compliance matters. Prior to disposing of any such information, Purchaser shall afford Seller a reasonable opportunity to segregate, remove or copy such books, records and files as Seller may select. Seller shall also permit Purchaser reasonable access to Seller's and the Subsidiaries' corporate books and records pertaining to the Business.

        14.5 COOPERATION IN LITIGATION. Purchaser and Seller shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any litigation or other proceeding arising from their respective operation of the Business.

        14.6 C REORGANIZATION. Neither Seller nor Purchaser will take any action (except as required by this Agreement), nor will Seller or Purchaser fail to take any action, that would be inconsistent with the qualification or treatment of the transactions contemplated herein as a C Reorganization, except for such actions as may be taken by Seller, Seller's shareholders, or Purchaser with the consent of the other parties' Tax counsel. After Closing, Seller shall not engage in any trade or business, but shall work to settle its affairs, and shall distribute all of the Purchaser Stock to Seller's shareholders, shall distribute all of its other assets to its shareholders, said distributions to be in liquidation of Seller under Seller's Plan of Reorganization.



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PLAN OF REORGANIZATION                                                   PAGE 45





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15.     INDEMNIFICATION.

        15.1 INDEMNIFICATION BY SELLER. Except as limited by Section 15.3, Seller shall indemnify and hold harmless Purchaser and its directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors, and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including without limitation, reasonable legal, accounting and similar expenses), litigation, proceedings, fines, Taxes, levies, imposts, duties, assessments, charges, penalties, allegations, demands, damages (including but not limited to actual, punitive or consequential damages), civil and criminal violations of law, settlements and judgments of any kind or nature whatsoever (individually a "LOSS" and collectively "LOSSES"), incurred, arising out of, or relating to any one or more of the following:

               (a) any breach or violation of any covenant made by Seller in this Agreement;

               (b) any breach of, or any inaccuracy or misrepresentation in, any representation or warranty made by Seller in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof;

               (c) any of the Excluded Liabilities; and

               (d) any proceedings or claims relating to product warranties prior to the Closing Date.

        15.2 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify and hold harmless Seller and its directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors, and assigns from and against any and all Losses incurred, arising out of, or relating to any one or more of the following:

               (a) any material breach or violation of any covenant made by Purchaser in this Agreement;

               (b) any breach of, or any inaccuracy or misrepresentation in any representation or warranty made by Purchaser in this Agreement or in any Schedule, agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof;

               (c) Purchaser's operation or ownership of the Assets, and Purchaser's obligations with respect to the Assumed Liabilities after the Closing;

               (d) subject to Section 15.3, any patent, copyright, trade secret, or trademark infringement claim; and



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PLAN OF REORGANIZATION                                                   PAGE 46





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


               (e) any Losses, contractual or tort, that arise out of or relate to the Asfahl Agreements, the exclusion of the Asfahl Agreements from the list of Assets purchased pursuant to this Agreement, breach or termination of the Asfahl Agreements, or any legal action commenced by Asfahl with respect to the foregoing. Purchaser's indemnification obligations shall include the duty to defend Seller, at Purchaser's expense, except for commissions due and payable prior to Closing for which no reserve is provided on the Closing Balance Sheet.

        15.3   LIMITATIONS ON LIABILITY.

               (a) Seller and Purchaser shall equally share all amounts including related court costs and legal fees required to be paid by Purchaser or Seller, whether as a result of judgment or settlement, for patent, copyright, trade secret and/or trademark infringement claims filed within 3 years following the Closing Date arising out of or related to Seller's, any Subsidiary's or Purchaser's use of the Assets or any part thereof, including but not limited to the Patents and Technology. Seller's expenses pursuant to this paragraph shall be credited to Seller for the purpose of Seller's limitation of liability to Purchaser pursuant to Section 15.3(d). Purchaser's right to contribution from Seller pursuant to this paragraph shall constitute Purchaser's sole and exclusive remedy for any Loss incurred by Purchaser that arises out of or relates to any such infringement claims.

               (b) Seller's obligation to indemnify Purchaser pursuant to
Section 15.1 with respect to product liability claims shall be subject to the following:

                      (i) Seller shall indemnify Purchaser for the cost of remedying "DESIGN DEFECTS" present at the Closing Date and discovered and reported by Purchaser to Seller in writing in accordance with Section 15.5 of this Agreement, within 3 years following the Closing Date. For purposes of this paragraph, "design defect" shall mean any condition that a court of competent jurisdiction determines: (1) was present at the time of the sale of the product;
(2) prevented the product from fulfilling its intended purpose even though the product was manufactured in accordance with applicable specifications and/or designs with materials that were as required in the specifications; (3) was a producing cause of the damage for which a customer of the Business seeks recovery; and (4) that Seller reasonably should have identified and corrected prior to sale of the product.

                      (ii) In the case of products shipped by Seller prior to the Closing Date, Seller shall indemnify Purchaser for all costs of product repair, to the extent of Seller's contractual warranty liability to Seller's customer. For purposes of this indemnity, the cost of remedial actions shall be deemed to include direct and indirect material, labor and general and administrative costs (indirect material, indirect labor, and general and administrative costs shall not, in the aggregate, exceed ten percent of direct material and direct labor costs) of the remedial action. Purchaser will have responsibility for all product repairs, including those repairs that will be paid for by Seller under its indemnification obligations. Provided, however, that Seller shall have no liability to Purchaser for product repairs that are:
(1) outside the scope of the written warranty provided by Seller in




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PLAN OF REORGANIZATION                                                   PAGE 47





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connection with Seller's original sale of the product; (2) made with respect to products shipped on or after the Closing Date; or (3) within limits reserved for in the Closing Balance Sheet.

               (c) With respect to all claims for indemnification pursuant to
Section 15.1 above, except for the infringement indemnity set forth in Section 15.3(a), Seller shall have no liability or obligation to Purchaser with respect to such claim unless and until all Losses related to such claims equal or exceed $10,000. Claims resulting in Losses of less than $500 shall not be counted toward the $10,000 threshold and shall be paid by Purchaser, and Seller shall have no liability to Purchaser therefor. Purchaser shall notify Seller in writing as provided in Section 16.5 of this Agreement of each and every claim in excess of $500 within thirty (30) business days after Purchaser first learns of the claim. If Seller disputes the claim, Seller may exercise its rights pursuant to Section 15.6, Dispute Resolution.

               Once claims in excess of $500 result in Losses equal to or exceeding $10,000, Purchaser shall notify Seller and Seller shall be liable to Purchaser for the full amount of such claims, including the first $10,000.

               (d) Notwithstanding any other provision of this Agreement to the contrary, Seller's liability to Purchaser shall in no event exceed $4,700,000.

               (e) For itself and its affiliates, successors, and assigns, Purchaser hereby waives any rights it may have or acquire to enforce any indemnification claim, liability, or lien, charge or encumbrance against or otherwise resort to the Retained Cash, as reduced from time-to-time by expenses of Seller, in satisfaction of any claim Purchaser or any successors or assigns of Purchaser pursuant to this Agreement. In exchange for the forbearance of Purchaser, Seller agrees to account to Purchaser not less frequently than quarterly regarding Seller's expenditure of the Retained Cash.

        15.4 SURVIVAL. The representations, warranties and indemnities made by Seller or Purchaser in this Agreement or in any Schedule, agreement, instrument or similar document delivered pursuant hereto shall survive for a period of three (3) years after the Closing Date, except that (a) the foregoing limitation shall not apply to any claims for the breach of the title representations and warranties of Seller made in Sections 6.6 and 6.10 of this Agreement which shall survive until the expiration of the statute of limitations applicable to such property; (b) the representations and warranties relating to Taxes made in
Section 6.25 of this Agreement shall survive until the expiration of the statute of limitations applicable to such Taxes; and (c) the representations and warranties relating to environmental matters made in Section 6.14 shall survive for five years after Closing.

        15.5   INDEMNIFICATION PROCEDURE.

               (a) Any party seeking indemnification hereunder (the "INDEMNITEE") shall notify the parties liable for such indemnification (each an "INDEMNITOR") in writing of any event, omission or occurrence which the Indemnitee has determined has given or could give rise to Losses which are





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PLAN OF REORGANIZATION                                                   PAGE 48





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indemnifiable hereunder (such written notice being hereinafter referred to as a
"NOTICE OF CLAIMS"). Such notice shall be given within five business days after the Indemnitee becomes aware of its own claim or that of a third party. A Notice of Claims shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claims, or alternatively may contest the claim following the arbitration procedures set forth in Section 15.6; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to Paragraph 15.5(b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

               (b) Except as provided in Sections 15.5(c) below relating to product warranty matters, with respect to any third party claim, demand, suit, action or proceeding which is the subject of a Notice of Claims, the Indemnitor may, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitor shall have exclusive control of the defense and settlement thereof, and the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. Any compromise of asserted liability by the Indemnifying Party shall require the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld.

               (c) The following procedures shall apply to product warranty claims for which Purchaser is entitled to indemnification hereunder: Purchaser and Purchaser's subsidiaries shall have full responsibility to handle and settle all product warranty claims. Not later than thirty (30) after the end of each calendar quarter following the Closing Date, Purchaser shall submit to Seller an invoice for product warranty claims paid in such quarter for which Purchaser is entitled to indemnification hereunder along with appropriate supporting documentation. If Seller does not provide Purchaser with a written Notice of Dispute pursuant to Section 15.6 within thirty (30) days after its receipt of Purchaser's invoice, then Purchaser shall be entitled, as its sole and exclusive remedy, to debit the Holdback Shares in the amount of the invoice as provided in
Section 15.5(e).

               (d) Notwithstanding any other provision of this Agreement to the contrary, the amount of any indemnification claim that must be paid by Seller during the time any Holdback Shares are held in escrow shall be paid through Purchaser's debit against the Holdback Shares and





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PLAN OF REORGANIZATION                                                   PAGE 49





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shall result in a reduction in the number of Holdback Shares payable to Seller pursuant to Section 3.1(b) hereof. Any defense or other out-of-pocket costs incurred or required to be paid by Seller in connection with Seller's indemnification obligations shall, after review and approval by Seller, be paid by Purchaser and Purchaser shall obtain reimbursement by a reduction in the number of Holdback Shares payable to Seller pursuant to Section 3.1(b) hereof, and such reduction shall be credited to Seller for the purposes of Seller's limitation of liability to Purchaser pursuant to Section 15.3(d).

        15.6   DISPUTE RESOLUTION.

               (a) DISPUTES. Any claim, dispute, or other matter in controversy (herein called "DISPUTE"), whether based on contract, tort, statute, or other legal theory (including but not limited to any claim of fraud or misrepresentation), arising out of or related to the Agreement or the breach thereof shall be settled according to the procedures set forth in this Section
15.6 exclusively; provided, however, that (a) either party may seek judicial relief if, in its judgement, such action is necessary to avoid irreparable damage during the pendency of such procedures, and (b) nothing in this Section
15.6 shall prevent either party from exercising any rights of termination or suspension under applicable law.

               (b) DIRECT NEGOTIATION. The parties shall endeavor in good faith to promptly resolve the Dispute by direct negotiations between party representatives who have authority to settle such Dispute.

                      (i) Any party may give the other party written notice of any Dispute not resolved in the ordinary course of business ("NOTICE OF DISPUTE"). Within ten (10) days after delivery of the Notice of Dispute, the receiving party shall submit to the other a written response. The notice and response shall include a summary of the Dispute and a statement of each party's position. Within ten (10) days after delivery of the Notice of Dispute, representatives of Seller and Purchaser shall meet at a mutually acceptable time and place, or telephonically, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored.

                      (ii) All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

               (c) MEDIATION. If the Dispute has not been resolved by direct negotiations within sixty (60) days of the response (or due date for the response) to the disputing party's notice, or if the parties failed to meet within twenty (20) days, the parties shall endeavor to settle the Dispute by mediation in Austin, Texas administered pursuant to the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of the Notice of Dispute.

                      (i) Unless otherwise agreed in writing by the parties, mediation will be commenced by notice of demand for mediation served by either party upon the other in the same





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manner as otherwise provided for notice in this Agreement, within ten (10) days after the expiration of the period set forth in this Section 15.6 or on such other date as the parties mutually agree. The Notice of Demand for mediation shall set forth with reasonable specificity the basis of the Dispute and the performance or relief sought.

                      (ii) In the event either party to the Dispute has need for material information in the possession of the other in order to prepare for mediation, the parties shall attempt in good faith to agree on procedures for the exchange of such information, with the help of the mediator, if required. Any discovery disputes will be resolved by the mediator.

                      (iii) The mediation proceedings are confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views, documents, records, papers, and opinions, whether oral or written, made or delivered in the course of the mediation proceedings by any of the parties to the Dispute, their agents, employees or representatives, and by the mediator (who will be the joint agent of the parties for the purpose of the mediation proceedings), are confidential and shall be kept confidential by all parties to the Dispute and the mediator. Such conduct, statements, promises, offers, views, documents, records, papers, and opinions shall not be discoverable or admissible for any purposes, and shall not be disclosed to anyone not a party to the Dispute, unless required under applicable law; provided, however, that by agreement of the parties, the settlement agreement may be converted into an arbitration award, and the award, in turn, may be enforced by any court having jurisdiction.

               (d) ARBITRATION. If the parties have first attempted in good faith to resolve the Dispute by direct negotiations as provided in this Section 15.6, mediation is initiated and the Dispute remains unresolved sixty (60) days after mediation is initiated, or on whatever date the mediator sooner determines, or the parties sooner agree in writing, that the Dispute cannot be resolved by mediation, then the Dispute shall be settled by arbitration in Austin, Texas in accordance with the then current Commercial Rules of Arbitration ("ARBITRATION RULES") of the AAA in effect on the date of this Agreement, as supplemented or modified by the following:

                      (i) Notice of demand for arbitration shall be filed with the other party after the expiration of the period set forth in this Section
15.6 or such other date as the parties mutually agree.

                      (ii) Notwithstanding any choice of law or other provisions of this Agreement to the contrary, the agreement to arbitrate set forth in this
Article 15.6 shall be governed by the Federal Arbitration Act, 9 U.S.C. 'SS'1 et seq (the "ACT"), which shall not be superseded or supplemented by any other arbitration act, statute or regulation.

                      (iii) In the event that all or a portion of the Dispute is the responsibility in whole or in part of a person who is under no obligation to arbitrate such matter with the parties in the same proceeding, then the parties shall, in the absence of an agreement between them to the contrary, delay or stay any arbitration between them pending the determination, in a separate





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PLAN OF REORGANIZATION                                                   PAGE 51





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proceeding, of the responsibility and liability of or to such person for the
Dispute or matter involved, provided that the parties shall use their best efforts to cause any affiliate of such party to participate in such arbitration proceedings. Each party agrees that any arbitration instituted by them under this Section 15.6 may, at the election of the other party, be consolidated with any other arbitration proceeding involving a common question of fact or law between the electing party and any other persons. In any Dispute concerning the application of this Section 15.6, the question of arbitrability shall be decided by the appropriate court and not by arbitration.

                      (iv) A party who files a notice of demand for arbitration must assert in the demand all claims, disputes or other matters then known to that party on which arbitration is permitted to be demanded. When a party fails to include a claim through oversight, inadvertence or excusable neglect, or when the claim had not matured at the time of the notice of demand or was acquired subsequently, the arbitration panel shall permit amendment. In no event shall a demand for arbitration be made when the institution of legal or equitable proceedings based on such Dispute would be barred by laches or any applicable statute of limitations; and whether or not a Dispute is time-barred shall be decided by an appropriate court having jurisdiction and not by arbitration.

                      (v) If the claim in the Dispute does not exceed $250,000, there shall be a single arbitrator selected by mutual agreement of the parties or, if the parties cannot agree on an arbitrator within ten (10) days, appointed according to the Arbitration Rules. If the claim in the Dispute exceeds $250,000, the arbitration panel shall consist of three (3) members, one of whom shall be selected by each party and the third, who shall serve as chairman, shall be selected by the two (2) so selected. If either party fails to select an arbitrator within ten (10) days after a demand for arbitration, or if the two arbitrators named by the parties fail to agree upon a third within ten (10) days after the last of them have been appointed, then AAA shall select the arbitrator(s) not selected by the parties or the selected arbitrators. All arbitrators must be neutral and must be knowledgeable in the subject matter of the Dispute. At least two (2) of the arbitrators on the panel (or the single arbitrator, as the case may be) must be or have been a partner in a highly respected law firm for at least fifteen (15) years specializing in either general corporate or commercial transactional or litigation matters. The mediator who has served in that capacity under this Section 15.6 or otherwise shall not be eligible to serve as an arbitrator.

                      (vi) In advance of the hearing, the arbitrator(s) may compel the parties to exchange a detailed statement of their claims, including the names and addresses of the witnesses and a brief description of the documents on which they intend to rely. The arbitrator(s) may exclude from the hearing the introduction of any evidence or the testimony of any witness not disclosed to the other party in advance as ordered by the arbitrator(s). The arbitrator(s) may also permit the oral depositions of the parties to be taken. However, there shall be no other pre-hearing discovery unless and then only to the extent that all parties otherwise agree in writing.

                      (vii) Except for good cause, or in case of emergency, the arbitration hearing shall commence within sixty (60) days after the notice of demand for arbitration is given and shall proceed during each business day thereafter until concluded.



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PLAN OF REORGANIZATION                                                   PAGE 52





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                      (viii) The award may not grant any relief that could not
be granted in court litigation to resolve the Dispute under Texas law. A monetary award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential or other) are included, the award shall be vacated and remanded, or modified or corrected as appropriate to promote this damage limitation. The arbitration panel shall award the prevailing party in the arbitration its reasonable attorneys' fees and costs incurred in connection with the arbitration. Any party who succeeds, by claim or counterclaim, in court proceedings to stay litigation or compel arbitration shall also be entitled to recover all costs incurred in connection with such proceedings, including attorneys' fees to be awarded by the court. In addition, the arbitration panel shall award the costs of administration as it may in its judgment decide.

                      (ix) The arbitration award shall be in writing and shall include a statement of findings of fact and conclusions of law for the award. Except as otherwise expressly provided in this Section 9.4, the award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with the Act in any Texas court having jurisdiction.

                      (x) Within fifteen (15) days after the date of the arbitration award, either party may request the arbitration panel to correct clerical, typographical or computational errors in the award and to make an additional award as to claims presented in the arbitration proceedings but not dealt with in the award.

                      (xi) Either party can appeal, but only to a court sitting in Texas having jurisdiction to vacate and remand, or modify or correct the arbitration award for any of the grounds specified in the Act.

                      (xii) At the request of either party, but only if contained in the initial written demand for arbitration or in the initial response to the demand, the arbitration proceedings shall be conducted in secrecy. In such case (a) the fact of the pending arbitration shall not be disclosed or confirmed by the parties or the arbitration panel to any person who is not a party to, or called to testify at, the proceedings until the arbitration award has been made, (b) the proceedings shall not be recorded or transcribed in any manner, and (c) all documents, testimony and records (other than the contract documents out of which the Dispute arises) shall be received, heard and maintained by the arbitrator in secrecy, available for inspection only by the parties, their attorneys and by experts who shall agree, in advance and in writing, to receive all such information in secrecy. Also in such case, the information shall not be described in the arbitration award in such manner as to be commercially useful.

        15.7 SHAREHOLDERS OF SELLER NOT LIABLE TO PURCHASER. Under no circumstances shall any shareholder, officer or director of Seller or any Subsidiary, together with their representatives, heirs or assigns, be personally liable to Purchaser and/or any of its subsidiaries, affiliates, successors, or assigns for, nor shall any property of any shareholder, officer or director of Seller or any Subsidiary, other than the Holdback Shares prior to their release to Seller's shareholders pursuant to the Escrow Agreement, be subject to any lien, charge or encumbrance of any kind with respect to, any liability




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PLAN OF REORGANIZATION                                                   PAGE 53
of Seller or any Subsidiaries to Purchaser and/or any of its subsidiaries, affiliates, successors, or assigns under this Agreement, it being understood that Seller intends to liquidate and dissolve immediately after Closing and distribute its net assets to its shareholders. For itself and its affiliates, successors, and assigns, Purchaser hereby releases, discharges and waives any rights it may have or acquire to enforce any such personal liability or lien, charge or encumbrance.

16.     SECURITIES LAW MATTERS.

        16.1 REGULATION D DISCLOSURE MATERIALS. Purchaser has provided to Seller (and Seller has, without review or comment, forwarded to Seller's shareholders) the information concerning Purchaser required to be delivered to purchasers that are not "accredited investors" (as defined in Rule 501(a) under the Securities
Act) by Rule 502(b) under the Securities Act.

        16.2. SHAREHOLDER MEETING. Seller held a special meeting of Seller's shareholders (the "SPECIAL MEETING") for the purpose of considering and acting upon the transactions contemplated hereby. At the Special Meeting, all of Seller's shareholders were present in person or by proxy and the transactions contemplated hereby were approved.

17.     MISCELLANEOUS.

        17.1 EXPENSES. Except as otherwise provided herein and except for costs associated with a breach hereof, whether or not the transactions contemplated hereby are consummated, all costs, expenses and disbursements incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

        17.2 BULK SALES. Purchaser hereby waives compliance with any applicable bulk sales law; provided, however, that Seller hereby agrees to indemnify Purchaser against, and to hold Purchaser harmless from, any and all loss, damage or liability, and all expenses (including reasonable legal fees) incurred or arising out of the failure to comply with such bulk sales laws, unless such failure is the result of the act, omission, or financial condition of Purchaser.

        17.3 ASSIGNABILITY. This Agreement shall not be assignable by either party without the express written consent of the other.

        17.4 BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto.

        17.5 NOTICES. All notices or other communications required or permitted to be given hereunder shall be (as elected by the party giving such notice): (i) personally delivered against receipt to the party to whom it is to be given with copies to all others listed, or (ii) transmitted by postage prepaid certified mail, return receipt requested, as follows:



AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 54





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                      If to Seller:

                             Tensor, Inc.
                             1840 Royston Lane
                             Round Rock, Texas 78664
                             Attention: George F. Roberts

                      With a copy to:

                             Michael R. Perkins
                             Sneed, Vine & Perry, P.C.
                             901 Congress Avenue
                             Austin, Texas 78701

                      If to Purchaser:

                             AlliedSignal, Inc.
                             101 Columbia Road
                             Morristown, NJ 07962
                             Attention: General Counsel

                      With a copy to:

                             AlliedSignal Inc.
                             11300 Corporate Avenue
                             Lenexa, KS 66219
                             Attention:  General Counsel

        All notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, or (ii) the day of delivery as indicated on the return receipt if delivered by mail. Any party hereto may change its address for purposes hereof by notice to all other parties.

        17.6 COUNTERPARTS. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute and be the same instrument.

        17.7 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules or Exhibits shall be deemed to refer to this entire Agreement, including all Schedules and Exhibits.



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PLAN OF REORGANIZATION                                                   PAGE 55





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        17.8 GOVERNING LAW AND FORUM. This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Texas, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction. Any cause of action that arises out of or that relates in any way to the transactions that are the subject of this Agreement shall be filed and conducted in State or Federal Court in Travis County, Texas.

        17.9 DEFINITIONS. The following terms are defined in this Agreement at the locations indicated below:

               Term                                       Section
               ----                                       --------
        AAA                                               15.6(c)
        Accounts Receivable                               2.1(g)
        Act                                               15.6(d)(ii)
        Adjusted Purchase Price                           3.2(a)
        Arbitration Rules                                 15.6(d)
        Affiliate                                         6.19(c)(i)
        Asfahl                                            2.2(b)
        Asfahl Agreements                                 2.2(b)
        Assets                                            2.1
        Assumed Liabilities                               4.1
        Bonus Shares                                      5.10
        Business                                          Page 1
        CERCLA                                            6.14(f)
        Closing                                           1
        Closing Date                                      1
        Closing Balance Sheet                             3.2(b)
        COBRA                                             6.19(c)(iii)
        Code                                              2.4
        Company                                           6.18
        Contracts                                         2.1(f)
        Copyrights                                        2.1(e)
        Developmental Products                            6.36
        Dispute                                           15.6(a)
        Dissenter's Fund                                  2.2(d)
        DOJ                                               8.3
        ERISA                                             5.5
        Employees                                         5.1
        Escrow Agreement                                  3.1(b)
        Exchange Act                                      7.2
        Excluded Assets                                   Page 1
        Excluded Liabilities                              4.2
        FTC                                               8.3




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 56


        Final Net Book Value                              3.2(a)
        Firm                                              3.2(c)
        GAAP                                              3.2(a)
        Holdback Shares                                   3.1(b)
        H-R-A Act                                         8.3
        Indemnitee                                        15.5(a)
        Indemnitor                                        15.5(a)
        Initial Balance Sheet                             3.2(b)
        Initial Net Book Value                            3.2(a)
        Initial Purchase Price                            3.1(a)
        Inventory                                         2.1(c)
        IRS                                               2.4
        Key Employees                                     5.9
        Leased Real Property                              6.6
        Loss/Losses                                       15.1
        Magrange                                          Page 1
        Management                                        6.14(a)
        Market Value                                      3.1(b)
        Net Book Value                                    3.2(a)
        Notice of Claims                                  15.5(a)
        Notice of Dispute                                 15.6(b)(i)
        Owned Real Property                               6.6
        Patents                                           2.1(d)
        Patent and Technology Licenses                    2.1(d)
        Personal Property                                 2.1(b)
        Purchaser                                         Page 1
        Purchaser Stock                                   3.1(a)
        QDT                                               Page 1
        QSI                                               Page 1
        Real Property                                     2.1(a)
        Retained Cash                                     2.1(m)
        Retention Letter                                  9.10
        SARA                                              6.14(j)
        Securities Act                                    6.35
        Seller                                            Page 1
        Seller's Plans                                    6.19(a)(iii)
        Special Meeting                                   16.2
        Subsidiaries                                      Page 1
        TCBA                                              2.2(d)
        Taxes                                             6.25(i)
        Taxing Authority                                  6.25(i)
        Technology                                        2.1(d)
        Trademarks                                        2.1(e)






AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 57


        Trademark Licenses                                2.1(e)
        Transferred Employees                             5.2




        17.10 HEADINGS. The headings and subheadings hereof are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

        17.11 AMENDMENT. This Agreement may be amended only in a writing signed by all parties hereto.

        17.12 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        17.13 WAIVERS. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

        17.14 THIRD PARTY RIGHTS. Except as otherwise provided in Article 15 hereof with respect to the indemnification obligations for the benefit of directors, shareholders, officers, employees, agents, consultants, representatives, and affiliates, the provisions of this Agreement are intended for the sole benefit of Purchaser and Seller and, where the contest so indicates, their respective subsidiaries and affiliates, and shall not inure to the benefit of any other entity or person (other than permitted assigns of the parties hereto) either as a third party beneficiary or otherwise.

        17.15 SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provisions (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

        17.16 CONSTRUCTION. Wherever used in this agreement, the word "including" means "including but not limited to."

        17.17 ROUNDING OF SHARE AMOUNTS. Whenever shares of Purchaser Stock are to be delivered hereunder, in the event the amount of shares required to be delivered would result in the deliverance of a fraction of a share, such amount shall be rounded to the next highest whole number.



AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 58






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        IN WITNESS WHEREOF, the duly authorized officers or representatives of the parties hereto have duly executed this Agreement on the date first written above.

SELLER:                                TENSOR, INC.



                                       By: /s/ George F. Roberts
                                           _____________________________________

                                             Name:  George F. Roberts
                                                    ____________________________
                                             Title: President
                                                    ____________________________


PURCHASER:                             ALLIEDSIGNAL INC.



                                       By: /s/ Norman J. Klein
                                           _____________________________________

                                             Name:  Norman J. Klein
                                                    ____________________________

                                             Title: General Manager
                                                    ____________________________




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 59






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LIST OF SCHEDULES:

Bank Account
Consents
Contracts
Customers and Suppliers
Developmental Products
Employee Stock Bonus
Environmental Disclosure
Excluded Assets
Insurance
Health and Safety Conditions
Labor and Benefits
Litigation
Oral Contracts
Other Excluded Liabilities
Patents and Technology
Permits and Licenses
Personal Property
Purchase Order
Real Property
Trademarks and Copyrights
Transferred Employee Benefits
Tax

LIST OF EXHIBITS:

        Exhibit 1 - Financial Statements
        Exhibit 2 - Opinion of Seller's Counsel
        Exhibit 3 - Opinion of Purchaser's Counsel
        Exhibit 4 - Escrow Agreement
        Exhibit 5 - Form of Retention Letter
        Exhibit 6 - Registration Rights Agreement




AGREEMENT AND
PLAN OF REORGANIZATION                                                   PAGE 60








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